UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cardinal Health, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ☐

(2)	Aggregate number of securities to which transaction applies: ☐

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ☐

(4)	Proposed maximum aggregate value of transaction: ☐

(5)	Total fee paid: ☐

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 23, 2009

DATE AND TIME:	Tuesday, June 23, 2009 at 2:00 p.m. Local Time

LOCATION:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017

PURPOSE:

To approve a proposed stock option exchange program, under which eligible Cardinal Health employees would be able to exchange certain options for a lesser number of new options on the terms described in this proxy statement.

WHO MAY VOTE:	Shareholders of record at the close of business on May 15, 2009 are entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors.

/s/ Stephen T. Falk

STEPHEN T. FALK, Corporate Secretary

May 18, 2009

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on June 23, 2009:

This proxy statement is also available on Cardinal Health’s website at www.cardinalhealth.com/proxymaterials.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is being furnished to solicit proxies on behalf of the Board of Directors (the “Board”) of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health,” “we” or “us”), for use at the Cardinal Health Special Meeting of Shareholders to be held on Tuesday, June 23, 2009, at our corporate offices located at 7000 Cardinal Place, Dublin, Ohio 43017, at 2:00 p.m., local time (the “Special Meeting”), and at any adjournment or postponement thereof. This proxy statement and the accompanying proxy and additional information are first being sent to Cardinal Health shareholders on or about May 19, 2009.

The purpose of the Special Meeting is to approve a proposed stock option exchange program with the following terms:

•

Cardinal Health employees will be eligible to participate in the program if they are employed by us at the start of the program and remain employed by us through the date new options are granted under the program; however, our current and former directors and the executive officers named in the Summary Compensation Table in this proxy statement will not be eligible to participate;

•

Employee stock options granted more than 12 months prior to the commencement of the option exchange program and with exercise prices greater than the 52-week high trading price of our common shares will be eligible for exchange under the program;

•

Eligible employees will be able to exchange eligible options for new options covering a lesser number of shares, with the exchange ratios calculated on a “value-for-value” basis and then an adjustment applied (which we expect to be approximately 15%) that effectively discounts the fair value of the new options; and

•

The new options will have an exercise price equal to the closing price of our common shares on the New York Stock Exchange (the “NYSE”) on the date the new options are granted, a new vesting condition of 12 months, and the term of each new option will be the longer of three years from the grant date and the remaining term of the eligible stock option for which it is exchanged.

More detail on the terms of the proposed stock option exchange program is set forth in this proxy statement. We are asking shareholders to vote on this proposal at the Special Meeting so that we may complete the stock option exchange program prior to the planned spin-off of our clinical and medical products businesses into a separate, publicly-traded company; however, neither the stock option exchange program nor the planned spin-off is conditioned on the occurrence of the other.

Our equity compensation programs are offered to many of our employees in order to emphasize pay-for-performance in long-term incentives and to more closely align our employees’ interests with our shareholders’ interests. We believe that the proposed stock option exchange program is critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of our employees’ interests with those of our shareholders, especially as we and the spin-off company, CareFusion Corporation, prepare to operate as separate public companies following the planned spin-off. The stock option exchange program also would reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs.

Principal Executive Office

The address of our principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.

Voting Information

Record Date.    The close of business on May 15, 2009 has been fixed as the record date for the determination of Cardinal Health shareholders entitled to notice of and to vote at the Special Meeting. On that date, we had outstanding 360,062,967 common shares, without par value. Holders of our common shares on the record date are entitled to one vote per share on the proposal described in this proxy statement.

Quorum.    We will have a quorum and will be able to conduct the business of the Special Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Special Meeting, either in person or by proxy.

How to Vote.    We encourage you to vote promptly. Telephone and Internet voting are available through 2:00 a.m. Eastern Time on Tuesday, June 23, 2009. If your shares are registered in your name, then you are a “registered holder” and you may vote in person at the Special Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

•

By Telephone.    You may vote your shares by calling the toll free number 1-800-652-VOTE (8683) within the United States, Puerto Rico or Canada and following instructions provided by the recorded message. You may vote by telephone 24 hours a day. The telephone voting system allows you to confirm that the system has properly recorded your votes.

•

By Internet.    You may vote your shares over the Internet by logging onto www.investorvote.com/cah and following the steps outlined on the secured website. As with the telephone voting system, you will be able to confirm that the system has properly recorded your votes.

•	By Mail. You may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope.

If you are a beneficial holder of shares held in “street name” through a broker, trustee, bank or other nominee that holds shares on your behalf, you may vote in person at the Special Meeting by obtaining a legal proxy from the nominee that holds your shares. Alternatively, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by using telephone or Internet voting arrangements described on the voting instruction form or other materials provided you by the nominee that holds your shares. If you have any questions about the Special Meeting, or if you require assistance, please call Georgeson Inc. at 1-888-666-2573.

Changing or Revoking your Proxy.    Your presence at the Special Meeting will not automatically revoke your proxy. You may revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or in open meeting or by executing and forwarding a later-dated proxy to us or voting a later proxy by telephone or the Internet. If you are a beneficial shareholder only, you should check with the broker, trustee, bank or other nominee who holds your shares to determine how to change or revoke your vote.

Shares Held Under Plans.    If you hold shares through our retirement and savings plans, you will receive voting instructions from that plan’s administrator, which may have a different deadline for determining the manner in which such shares will be voted. If you hold shares under our equity award and employee stock purchase plans, your proxy includes the number of shares held through such plans.

How Shares Will Be Voted.    The common shares represented by your proxy will be voted in accordance with specifications provided on your proxy or voting instruction card or with specifications you provide by telephone or Internet. Proxies returned without any such specifications will be voted in favor of the proposal to approve the stock option exchange program. No other business will be conducted at the Special Meeting.

The Board recommends that you vote FOR the proposal to approve the stock option exchange program.

Attending the Special Meeting

Only persons with an admission ticket or proof of share ownership will be admitted to the Special Meeting. If you are a registered shareholder, your admission ticket is attached to your proxy card. Please bring it with you to the Special Meeting together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the Special Meeting.

Whether or not you expect to attend the Special Meeting in person, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope, or to vote by telephone or the Internet using the instructions provided with the proxy.

PROPOSAL TO APPROVE STOCK OPTION EXCHANGE PROGRAM

General

We are seeking shareholder approval of a proposed stock option exchange program, as described in detail below (the “Option Exchange Program”). We are asking shareholders to vote on this proposal at the Special Meeting so that we are in a position to complete the Option Exchange Program prior to the planned spin-off of our clinical and medical products businesses into a separate, publicly-traded company (the “Planned Spin-Off”); however, neither the Option Exchange Program nor the Planned Spin-Off is conditioned on the occurrence of the other.

If approved by shareholders, the Option Exchange Program will allow us to offer certain employees a limited period in which they may elect to exchange certain outstanding employee stock options granted under our various equity compensation plans described below for new stock options (“New Options”) covering a lesser number of shares. The New Options will be granted under our 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008 (the “LTIP”), with an exercise price equal to the closing price of our common shares on the NYSE on the date the New Options are granted. We are asking shareholders to approve the Option Exchange Program on the following terms:

•

The Option Exchange Program will be open to all employees who are employed by us as of the start of the program and who remain employed by us through the date New Options are granted. Employees who will be eligible to participate in the Option Exchange Program are referred to herein as “Eligible Optionholders.” Eligible Optionholders will be permitted to exchange all or none of their Eligible Options (defined below) for New Options on a grant-by-grant basis.

•

The executive officers named in the Summary Compensation Table on page 38 of this proxy statement (our “named executives”) and our current and former directors will not be eligible to participate in the Option Exchange Program. We may also exclude other categories of employees from the program.

•

The employee stock options that will be eligible to be exchanged in the Option Exchange Program, referred to herein as the “Eligible Options,” will be employee stock options granted more than 12 months prior to the start date of the Option Exchange Program with exercise prices greater than the 52-week high trading price of our common shares (measured from the start date of the Option Exchange Program).

•

The Option Exchange Program will not be a one-for-one exchange but instead the exchange ratios will be calculated on a “value-for-value” basis and then an adjustment applied that effectively discounts the fair value of the New Options. Thus, the exchange ratios of shares subject to Eligible Options surrendered in exchange for New Options will be determined in a manner intended to result in the grant of New Options with a fair value that is lower than the fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios. The exchange ratios will be established shortly before the start of the Option Exchange Program using the “binomial lattice pricing model,” which is a valuation model that we use to value compensatory options for accounting purposes.

•

None of the New Options will be vested on the date of grant. New Options will be subject to a new one-year vesting period and, to the extent the remaining period of the original vesting terms of the Eligible Options for which they are exchanged exceeds one year, will maintain such original vesting terms. In addition, the term of each New Option will be the longer of three years from the grant date and the remaining term of the Eligible Option for which it is exchanged. We may also provide for different grant, vesting or expiration dates to accommodate regulatory requirements or practices for Eligible Optionholders in non-U.S. jurisdictions, as discussed on page 15 of this proxy statement.

We are asking shareholders to vote on this proposal at the Special Meeting so that we may complete the Option Exchange Program prior to the Planned Spin-Off. We currently expect to commence the Option Exchange Program before the date of the Special Meeting with completion of the program conditioned on shareholder approval. However, it is possible that we may delay commencement of the Option Exchange Program, in which case we may commence the program within six months after the date of the Special Meeting provided that shareholder approval is obtained at the Special Meeting. If the program does not commence within six months of shareholder approval, we will not effect the Option Exchange Program unless we again obtain shareholder approval. If shareholders do not approve this proposal, we will not implement the Option Exchange Program.

While we will not change the material terms of the Option Exchange Program described above, we may change other aspects of the program described in this proxy statement in our sole discretion to take into account a change in circumstances, and may determine not to implement the Option Exchange Program even if shareholder approval is obtained.

Reasons for the Option Exchange Program

We are proposing to implement the Option Exchange Program to motivate and retain key employees and to reinforce the alignment of our employees’ interests with those of our shareholders at this critical time as we and CareFusion prepare to operate as separate companies. The Option Exchange Program also would reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs while not creating additional compensation expense.

Our stock price has experienced a significant decline that we believe is likely due to several factors, including most recently, the impact of the global economy on our businesses and the broader stock markets. Specifically, as a result of the declining economic conditions, our Clinical and Medical Products segment has observed a slow-down in demand for certain products due to hospitals delaying capital equipment purchase decisions. In addition, we have seen some moderation of growth within certain markets served by our Healthcare Supply Chain Services segment. For more information on these factors, see the discussions of our results of operations in our most recent Form 10-K and Form 10-Q filings with the U.S. Securities and Exchange Commission (the “SEC”). Over the last several years, we have undertaken a number of actions to transform and reinvigorate our business and improve our performance, such as divesting certain operations, engaging in acquisitions to develop our Clinical and Medical Products segment, realigning our segments and installing new segment management, and announcing on September 29, 2008 that we plan to spin off our clinical and medical products businesses into a separate, publicly-traded company named CareFusion Corporation through the Planned Spin-Off. We have also responded to the most recent conditions by implementing significant cost reduction programs, reducing the size of our workforce, reducing benefits, limiting compensation increases and significantly reducing our bonus pools.

Our equity compensation programs are offered to many of our employees in order to emphasize pay-for-performance in long-term incentives and to more closely align our employees’ interests with our shareholders’ interests. We believe that it is critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of our employees’ interests with those of our shareholders, especially as Cardinal Health and CareFusion prepare to operate as separate companies following the Planned Spin-Off. For that reason, we have granted, or in acquisitions have assumed, options that as of March 31, 2009 are held by approximately 2,900 employees. However, many of our employee stock options are significantly “underwater,” meaning that they have exercise prices significantly above the current market price for our common shares. Thus, our Board and the Human Resources and Compensation Committee of our Board of Directors (the “Committee”) believe these underwater options do not effectively serve the long-term incentive, motivation and retention objectives that they were intended to provide. The Board and the Committee believe the Option Exchange Program is an important component in our strategy to more closely align employee and shareholder interests through our equity compensation programs.

The Option Exchange Program is important for us because it will permit us to achieve the following objectives:

•

Provide renewed incentives to our employees who participate in the Option Exchange Program. As of March 31, 2009, the closing price of our common shares on the NYSE was $31.48 per share and the weighted average exercise price of Eligible Options was $64.87 per share. As of that date, approximately 45.1% of our stock options, representing 13.4 million shares, held by Eligible Optionholders had exercise prices greater than the 52-week high trading price of our common shares of $57.35 per share. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees for the longer term. We believe the Option Exchange Program will enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by increasing the motivation of our employees generally, and by more closely aligning employee and shareholder interests through our equity compensation programs. Motivating and retaining employees following the Planned Spin-Off is particularly critical to Cardinal Health and CareFusion as each sets out to deliver on its more focused strategy, and we believe that our equity compensation programs are a critical tool in this regard.

•

Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. Assuming that Eligible Options include options granted prior to April 1, 2008 and have exercise prices above the current 52-week high trading price of our common shares of $57.35, Eligible Options to purchase an aggregate of 13.4 million common shares were held by Eligible Optionholders. These Eligible Options have exercise prices ranging from $57.89 to $77.39 per share, a weighted average exercise price of $64.87 per share and a weighted average remaining term of 3.68 years per share. These Eligible Options comprised approximately 45.1% of the 29.7 million common shares subject to outstanding stock options as of that date. We believe that having these underwater options remain outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program. By replacing the Eligible Options with New Options covering a lesser number of shares, our overhang will decrease.

•

Recapture value from accounting compensation costs that we already are incurring with respect to outstanding underwater stock options. The Eligible Options were granted with exercise prices equal to the grant date market value of common shares underlying them. Under applicable accounting rules, we will recognize a total of more than $200 million in compensation expense related to these underwater options, $26 million of which we would recognize in the future even if these options remain underwater and are never exercised and the rest of which we have already recognized. We believe it is not desirable to continue to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with options with a lower exercise price, while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), we will be making more efficient use of our resources.

While each of the foregoing objectives is important, the Planned Spin-Off makes the timing of the Option Exchange Program more pressing. If effected, the Planned Spin-Off will result in our clinical and medical products businesses operating through CareFusion, a separate, publicly-traded company. In the Planned Spin-Off, many of the outstanding employee stock options will be adjusted so as to consist of separate options, some of which will be exercisable for Cardinal Health common shares and some of which will be exercisable for common stock of CareFusion. The accounting consequences of Cardinal Health and CareFusion effecting an option exchange for options held by one another’s employees following the Planned Spin-Off are different from if the Option Exchange Program is completed prior to the Planned Spin-Off, and would potentially result in a significant additional accounting expense. Furthermore, we believe that it is important to reorient and reinvigorate those current Cardinal Health employees who will remain with Cardinal Health, as well as those who will be employed by CareFusion following the Planned Spin-Off, by providing them the opportunity to participate in any future share price appreciation of both companies. By conducting the Option Exchange Program in advance of the Planned Spin-Off, Eligible Optionholders who elect to exchange their options will have a direct financial stake in Cardinal Health’s and CareFusion’s stock price performance from and after the date that New Options are granted in the Option Exchange Program. Additionally, the practical mechanics of conducting an option exchange after consummation of the Planned Spin-Off are more complicated and costly than if conducted prior to the Planned Spin-Off, as the shares of two separate companies would be involved.

For the reasons addressed above, the Board believes that it is important to be in a position to complete the Option Exchange Program before the date that the Planned Spin-Off is expected to occur. However, it is important to note that the Option Exchange Program is not conditioned upon the Planned Spin-Off occurring and neither is the Planned Spin-Off conditioned upon shareholder approval of the Option Exchange Program. Shareholder approval of the Option Exchange Program authorizes us to effect the Option Exchange Program whether or not the Planned Spin-Off occurs. Thus, if the Option Exchange Program is approved by shareholders, we may complete the Option Exchange Program even if the Planned Spin-Off does not occur. The completion and timing of the Planned Spin-Off are dependent on a number of factors, including CareFusion’s registration statement on Form 10 being declared effective by the SEC and the Board declaring a dividend of CareFusion stock to Cardinal Health shareholders. Other conditions to completing the Planned Spin-Off include a ruling from the Internal Revenue Service that the Planned Spin-Off will qualify as a tax-free transaction, CareFusion securing the necessary debt financing and both companies’ debt being rated as investment grade. The satisfaction of some conditions will depend in part on credit market conditions at the time of the required financial transactions. Cardinal Health’s goal is to complete the Planned Spin-Off later this calendar year, but no assurance can be provided as to the timing of the Planned Spin-Off or that all conditions to the Planned Spin-Off will be met.

Consideration of Alternatives

When considering how best to incentivize and reward our employees who have underwater options, we considered three alternatives:

Grant additional equity compensation.    We considered granting employees special supplemental stock option grants at current market prices and/or restricted shares or restricted share units in order to increase motivation and retention in light of previously granted stock options now being underwater. However, making supplemental equity grants would substantially increase our overhang and potential dilution to our shareholders and would more quickly exhaust the current pool of shares available for future grant of options or other equity awards under the LTIP. In addition, grants of additional equity awards would result in increased compensation expense.

Exchange options for restricted shares.    We also considered implementing a program to exchange underwater options for restricted shares. However, granting restricted shares would not retain the same performance-based element inherent in stock options. This is because stock options provide value only in the event of future stock price appreciation, thus motivating an employee to increase shareholder value through his or her performance. By contrast, restricted shares may still provide value to a recipient in the absence of future stock price appreciation. Furthermore, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios in an options-for-restricted shares exchange program would need to be substantially higher than those that will be used in an options-for-options exchange program, meaning that the number of shares subject to new awards granted to employees who participate in the exchange program would be lower than under an options-for-options program. We believe that an options-for-restricted shares program would not be as effective in achieving our incentive, motivation and retention objectives and could result in fewer employees participating and thus fewer underwater options being surrendered than with an options-for-options exchange program.

Implement Option Exchange Program.    We determined that the third alternative we considered, the Option Exchange Program, was more attractive than the other alternatives. In addition to the benefits described earlier in this proxy statement, we believe the Option Exchange Program has the following advantages:

•

Reasonable, Balanced Incentives.    Under the Option Exchange Program, Eligible Optionholders will be able to surrender certain underwater options for New Options covering a lesser number of shares with exercise prices equal to the closing price of our common shares on the NYSE on the grant date, which will occur promptly following the date on which the Exchange Offer (defined below) concludes, and with vesting periods of 12 months. The term of each New Option will be the longer of three years from its grant date and the remaining term of the Eligible Option it replaces (although, as currently, New Options may be forfeited prior to their expiration as a result of an optionee’s termination of employment). The new vesting schedule for the New Options will help to secure participating employees’ commitment to Cardinal Health or CareFusion, in particular over the one-year period following the conclusion of the Option Exchange Program, since they must remain employed for a full year thereafter in order for any of the New Option shares to vest.

•

Enhanced Long-Term Shareholder Value.    We believe that ultimately the Option Exchange Program will enhance long-term shareholder value by restoring competitive incentives to the participants so they are further motivated to achieve our strategic, operational and financial goals. Exercise prices significantly in excess of the market price of our stock undermine the effectiveness of options as employee performance and retention incentives.

•

Reduced Pressure for Additional Grants.    If we were not to implement the Option Exchange Program, we would likely need to consider whether to grant additional or larger equity awards to our employees at current market prices in order to provide a meaningful equity incentive and more closely align our employees’ interests with those of our shareholders. If we were to grant such additional awards, such grants would increase our overhang and compensation expense. These grants would more quickly exhaust the current pool of shares available for future grants of options or other equity awards under the LTIP. The Option Exchange Program can reduce the pressure to make such awards by reinforcing the alignment of our employees’ interests with those of our shareholders while reducing the overhang from currently outstanding options.

Description of the Option Exchange Program

On May 6, 2009, upon the recommendation of the Committee, our Board approved the Option Exchange Program, subject to shareholder approval. We are seeking shareholder approval of the Option Exchange Program in order to satisfy the listing rules of the NYSE, to comply with the terms of certain of our equity compensation plans and as a matter of good corporate governance. If we do not obtain shareholder approval of this proposal, we will not be able to complete the Option Exchange Program. For more information, see “Vote Required and Recommendation of the Board of Directors” below. Even if the Option Exchange Program is approved by our shareholders, we retain the discretion to amend, postpone or not proceed with the commencement of the Option Exchange Program, or under certain circumstances cancel the Option Exchange Program once it has commenced.

The description below provides additional information on how we expect to conduct the Option Exchange Program. We will not change the material terms of the Option Exchange Program that we are asking shareholders to approve, as described on pages 4 and 5 above. We may, however, change other aspects of the program described in this proxy statement in our discretion to take into account a change in circumstances, and may determine not to implement the program even if shareholder approval is obtained.

If the Option Exchange Program is approved by our shareholders, Eligible Optionholders will be able to elect to exchange outstanding Eligible Options granted under one of our various equity incentive plans described below for New Options covering a lesser number of shares. The New Options will be granted under our LTIP with an exercise price equal to the closing price of our common shares on the NYSE on the grant date. We will conduct the Option Exchange Program through a tender offer (the “Exchange Offer”). At commencement of the Option Exchange Program, Eligible Optionholders will receive a written offer to exchange that will set forth the precise terms and timing of the Exchange Offer. From the time the Exchange Offer commences, the Eligible Optionholders will be given at least 20 business days to elect to surrender for cancellation all or none of their Eligible Options on a grant-by-grant basis in exchange for New Options. The New Options will be issued promptly following the conclusion of the Exchange Offer, likely on the first trading day immediately following the date on which the Exchange Offer concludes. At or before commencement of the Exchange Offer, we will file the documents setting forth the terms of the Exchange Offer with the SEC as part of a tender offer statement on Schedule TO. Eligible Optionholders, as well as shareholders and members of the public, will be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov. If you are both a shareholder and an employee holding potentially Eligible Options, please note that voting to approve the Option Exchange Program does not constitute an election to participate in the Exchange Offer.

Who Is Eligible to Participate in the Option Exchange Program?    With the exception of the excluded individuals described below, all current employees of Cardinal Health and its subsidiaries, worldwide, who are employed by us or one of our subsidiaries on the date we commence the Exchange Offer and who continue to be employed by us or one of our subsidiaries through the grant date for the New Options, which will occur promptly following the date on which the Exchange Offer concludes, will be eligible to participate in the program.

Who Is Not Eligible to Participate in the Option Exchange Program?    Current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program. Furthermore, although we intend to make the Option Exchange Program available to our employees who are located outside of the United States, it is possible that we may modify the terms of the program offered to employees in non-U.S. jurisdictions either to comply with local requirements or practices, or for tax, accounting or administrative reasons. We may also exclude employees in non-U.S. jurisdictions from the Option Exchange Program if local law or other constraints would make their participation impractical or inadvisable.

Which Options Are Eligible to Be Exchanged in the Option Exchange Program?    Options that were granted under one of the Plans (defined below) at any time more than 12 months prior to the commencement of the Option Exchange Program and that have exercise prices greater than the 52-week high trading price of our common shares (measured from the start date of the program) will be eligible to be surrendered in the Option Exchange Program. Eligible Options include vested and unvested options, and incentive stock options as well as non-qualified stock options. Assuming that Eligible Options would include options granted prior to April 1, 2008 and have exercise prices above the current 52-week high trading price of our common shares of $57.35:

•	Eligible Options to purchase an aggregate of 13.4 million common shares have been granted to approximately 2,300 employees who are Eligible Optionholders;

•	Eligible Options have exercise prices ranging from $57.89 to $77.39 per share;

•	Eligible Options have a weighted average exercise price of $64.87 per share and a weighted average remaining term of 3.68 years;

•	Eligible Options constitute approximately 45.1% of the 29.7 million common shares subject to outstanding stock options; and

•	Eligible Options constitute approximately 3.7% of our total outstanding common shares.

All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms. Approval of the Option Exchange Program proposal affects stock options currently outstanding under the Plans but will not result in an amendment to the terms of the Plans themselves.

The equity incentive plans under which Eligible Options have been granted include the following plans adopted by us, as well as various equity incentive plans assumed by us in connection with corporate acquisitions (collectively, the “Plans”):

•	Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008;

•	Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended; and

•	Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended.

For reference purposes, the following table summarizes information regarding our outstanding equity awards and common shares available for future grants as of March 31, 2009:

Shares available for future grant under existing plans (1)	17,295,360
Shares issuable pursuant to all outstanding stock options	29,669,798
Weighted average exercise price of all outstanding stock options	$59.28
Weighted average remaining term of all outstanding stock options	3.97 years
Shares issuable pursuant to all other outstanding equity awards (2)	3,217,896

(1)	Our existing plans under which awards may be granted are the LTIP (16,636,055 shares available) and our 2007 Nonemployee Directors Equity Incentive Plan (659,305 shares available).

(2)	All other equity awards are unvested restricted shares and restricted share units and vested restricted share units where settlement has been deferred.

We will grant all of the New Options under the LTIP. We expect that the number of shares that again become available for new grants under the LTIP as a result of Eligible Options being surrendered in the Option Exchange Program will exceed the number of shares that will be subject to New Options granted under the LTIP, but we will use additional shares available under the LTIP to the extent necessary.

How Many New Options Will Be Issued?    The Option Exchange Program is not a one-for-one exchange. Eligible Optionholders surrendering outstanding Eligible Options will receive New Options covering a lesser number of shares with an exercise price equal to the closing price of our common shares on the NYSE on the grant date. The number of shares underlying a surrendered Eligible Option necessary to receive one share underlying a New Option is referred to as the “exchange ratio.” The exchange ratios of shares subject to Eligible Options surrendered in exchange for shares subject to New Options will be determined in a manner intended to result in the grant of New Options that have a fair value that is lower than the fair value of the Eligible Options surrendered in the exchange based on valuation assumptions made shortly before the start of the Exchange Offer. For more information on the calculation of the exchange ratios, see “Further Information Regarding the Exchange Ratios” below. Because the exchange ratios that will apply in the Exchange Offer have not yet been established and Eligible Optionholders can elect whether to participate in the Exchange Offer, we cannot determine how many shares will be subject to the New Options in the aggregate; however, assuming the facts presented in the example set forth under “Further Information Regarding the Exchange Ratios” below, in the event all Eligible Options (covering approximately 13.4 million shares) are surrendered in the Option Exchange Program, an aggregate of approximately 2.3 million shares will be subject to the New Options.

How Will New Options Be Priced?    The Exchange Offer will extend for at least 20 business days after it is commenced. The New Options will be granted promptly following the conclusion of the Exchange Offer, likely on the first trading day immediately following the date on which the Exchange Offer concludes. All New Options will have an exercise price equal to the closing price of our common shares on the NYSE on the grant date for the New Options, which will be the closing price reported on a consolidated basis on the NYSE on the grant date, except that New Options granted to certain Eligible Optionholders in non-U.S. jurisdictions may have a higher exercise price to accommodate regulatory requirements or practices of such non-U.S. jurisdictions. The terms of the Option Exchange Program, including the date that the Exchange Offer concludes, are subject to governmental requirements which could result in concluding the Exchange Offer at a later date. Additionally, we may otherwise decide to amend, postpone or not proceed with the commencement of the Exchange Offer, or under certain circumstances, cancel the Exchange Offer once it has commenced. The closing price of our common shares on the NYSE on May 15, 2009 was $34.88 per share.

What Vesting Will Apply to the New Options?    None of the New Options will be vested on the date of grant. Each New Option will be subject to a vesting schedule based on the vesting schedule of the Eligible Option being surrendered but will be subject to a 12-month vesting schedule (and may be longer or contain restrictions on exercise in certain non-U.S. jurisdictions to accommodate regulatory requirements or practices of such non-U.S. jurisdictions). If an Eligible Option is fully vested on the grant date of the New Option, then the New Option granted in exchange for such Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with Cardinal Health or CareFusion through the vesting date. If an Eligible Option includes both vested and unvested tranches on the grant date of the New Option, then the New Option granted in exchange for such Eligible Option will vest in corresponding tranches (with each tranche of such New Option representing the same percentage of shares covered by the corresponding tranche of the Eligible Option) as shown in the table below:

If the tranche of the Eligible Option is:	Then the corresponding tranche of the New Option will:
Vested or scheduled to vest within 12 months of the grant date of the New Option	Vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with Cardinal Health or CareFusion through the vesting date.

Scheduled to vest more than 12 months following the grant date of the New Option

Vest and become exercisable according to the same vesting schedule of the corresponding tranche of the Eligible Option, assuming continued employment with Cardinal Health or CareFusion through the vesting date.

For example, a New Option granted on July 10, 2009 issued in exchange for an Eligible Option originally granted on August 15, 2007 with three equal tranches (i.e., each tranche representing 33-1/3% of the shares covered by the Eligible Option), one of which is vested on August 15, 2008, one of which is scheduled to vest on August 15, 2009 and one of which is scheduled to vest on August 15, 2010 will vest in three equal tranches as follows: two of the tranches, together representing 66-2/3% of the shares covered by the New Option, will vest and become exercisable on July 10, 2010 (i.e., one year from the grant date of the New Option), and one tranche, representing 33-1/3% of the shares covered by such New Option, will vest and become exercisable on August 15, 2010 (i.e., on the original vesting schedule).

When Will the New Options Expire?    Each New Option will have a term that will be the longer of three years from its grant date and the remaining term of the Eligible Option it replaces, except that New Options granted to certain Eligible Optionholders in non-U.S. jurisdictions may expire on later dates than the expiration dates of the Eligible Options they replace in order to accommodate regulatory requirements or practices of such non-U.S. jurisdictions. Whenever the term of New Options is longer than the remaining term of the Eligible Option for which it was exchanged, the exchange ratios for such Eligible Options will reflect the longer terms of such New Options and will result in a higher fair value for such New Options than would otherwise be the case if such New Options expired on the same dates as the Eligible Options they replace. Options may be forfeited prior to their expiration due to an optionee’s termination of employment.

What Other Terms Will Apply to the New Options?    The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date and otherwise governed by the terms and conditions of the LTIP. These additional terms and conditions will be generally comparable to the other terms and conditions of options granted under the LTIP. New Options will be characterized for U.S. federal income tax purposes as non-qualified stock options. The common shares for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

Will Eligible Employees Be Required to Participate in the Exchange Offer?    Participation in the Exchange Offer will be voluntary. Eligible Optionholders will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis, meaning that an Eligible Optionholder who holds more than one Eligible Option need not surrender every Eligible Option he or she holds, but if any part of a single Eligible Option is surrendered, the entire Eligible Option must be surrendered.

When Will the Option Exchange Program Commence?    We currently expect to commence the Option Exchange Program before the date of the Special Meeting with completion of the program conditioned on shareholder approval. However, it is possible that we may delay commencement of the Option Exchange Program, in which case we may commence the program within six months after the date of the Special Meeting if shareholder approval is obtained at the Special Meeting. If the program does not commence within six months of shareholder approval, we will not effect the Option Exchange Program unless we again obtain shareholder approval. If shareholders do not approve this proposal, we will not be able to complete the Option Exchange Program.

What Is the Treatment of Options in the Planned Spin-Off?    All of our outstanding stock options held by current and former employees and directors are subject to adjustment in the Planned Spin-Off, such that (depending on their original grant date and which company employs the optionee following the Planned Spin-Off) each such option will be adjusted either to be exercisable only for stock of Cardinal Health or CareFusion or to consist of two separate options, one of which will be exercisable for Cardinal Health common shares and one for common stock of CareFusion. These adjustments will be made whether or not holders of Eligible Options elect to participate in the Exchange Offer and whether or not the persons holding outstanding options are eligible to participate in the Exchange Offer. If the Exchange Offer is completed prior to the Planned Spin-Off, New Options will be adjusted in the Planned Spin-Off based upon the original grant date of the Eligible Options they replace.

Are Other Equity Compensation Arrangements Being Provided to Individuals Not Eligible to Participate in the Option Exchange Program?    In connection with or following the Planned Spin-Off, Cardinal Health executives and CareFusion executives may receive equity awards from the company that employs them as initial grants and will be eligible to receive equity awards as part of the companies’ ongoing executive compensation programs, as determined by the respective compensation committees of their boards. The timing and amount of any such future equity award grants has not yet been determined and in all cases is subject to approval by the respective compensation committees of their boards.

What Interest Do the Directors and Executive Officers of the Company Have in the Option Exchange Program?    As described above, current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program. Executive officers who are not named in the Summary Compensation Table on page 38 of this proxy statement are eligible to participate in the Option Exchange Program. For more information on the interests of our directors and executive officers in the program, see “Interests of Directors and Executive Officers” and “New Plan Benefits” below.

Further Information Regarding the Exchange Ratios.    The Option Exchange Program is not a one-for-one exchange. Eligible Optionholders surrendering outstanding Eligible Options will receive New Options under the LTIP covering a lesser number of shares with an exercise price equal to the closing price of our common shares on the NYSE on the grant date. The number of shares underlying a surrendered Eligible Option necessary to receive one share underlying the New Option is referred to as the “exchange ratio.” The exchange ratios of shares subject to Eligible Options surrendered in exchange for shares subject to New Options will be determined in a manner intended to result in the grant of New Options that have a fair value that is lower than the fair value of the Eligible Options surrendered in the exchange, based on valuation assumptions made shortly before the start of the Exchange Offer. These ratios will be designed to avoid incremental accounting expense in connection with the grant of New Options. The actual exchange ratios will be determined shortly before the start of the Option Exchange Program.

We will establish exchange ratios for eligible options by grant. We believe that having a specific exchange ratio for each Eligible Option provides for more equal treatment among Eligible Options than, for example, assigning exchange ratios to Eligible Options that are grouped together within a range of grant dates or exercise prices.

The exchange ratios will be based on the fair value of the Eligible Options and the fair value of the New Options, based on valuation assumptions made shortly before the start of the Exchange Offer, and we then will increase the number of shares subject to Eligible Options that must be tendered by a “discount” factor (which we expect to be approximately 15%). Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value that is effectively discounted from the fair value of the surrendered Eligible Options they replace. For example, if an Eligible Option is exercisable for 250 shares and has a fair value of 4 and a New Option has a fair value of 10, the ratio of Eligible Options to New Options is 2.875 to 1 (that is, 10 divided by 4, then increased by 15%), so the Eligible Option could be exchanged for a New Option covering 87 shares (250 shares divided by 2.875 rounded to the nearest whole share).

The fair value of Eligible Options and New Options will be calculated using what is termed a “binomial lattice pricing model,” which takes into account many variables, such as the market price volatility of our common shares, expected forfeiture rate, risk-free interest rates, expected dividends and the expected term of an option. This is the same model that we use for financial reporting purposes. Under the binomial lattice pricing model, the exchange ratios do not necessarily increase as the exercise price of the option increases. We expect this will eliminate any additional compensation cost that we must recognize on the New Options, other than immaterial compensation expense that might result from fluctuations in the price of our common shares after the exchange ratios have been set but before the exchange actually occurs.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the Exchange Offer, the fair value of the Eligible Options and the fair market value of our common shares. For illustrative purposes, assume we had begun the Option Exchange Program on March 31, 2009, which would allow us to include in the program a substantial percentage of our outstanding underwater options, and assume that our then-applicable 52-week high would be $57.35. As a result, options with an exercise price above $57.35 per share and that were granted prior to April 1, 2008 would be eligible for the Option Exchange Program. If, at the time we set the exchange ratios, the fair market value of our common shares were $31.48 per share (the closing price of our common shares on the NYSE on March 31, 2009), then based on the above method of determining the exchange ratio, the following exchange ratios would apply to Eligible Options granted on the dates specified in the table below (for simplicity of illustration, we are providing a sampling of exchange ratios rather than an illustration of all exchange ratios for all Eligible Options):

Exchange Ratio Illustration
Grant Date	Exchange Ratio
11/20/2000	25.67-to-1
11/19/2001	11.41-to-1
11/18/2002	6.93-to-1
11/17/2003	4.34-to-1
9/2/2005	4.88-to-1
8/15/2006	5.33-to-1
8/16/2007	4.62-to-1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the Exchange Offer based on a $31.48 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the Option Exchange

Program. The total number of New Options an Eligible Optionholder will receive with respect to a surrendered Eligible Option will be determined by converting the number of shares underlying the surrendered Eligible Option according to the applicable exchange ratio and rounding to the nearest whole share.

For illustrative purposes only, if an Eligible Optionholder exchanged an Eligible Option for 1,000 shares granted on November 19, 2001 and the exchange ratio was one share subject to a New Option for every 11.41 shares subject to a surrendered Eligible Option, the Eligible Optionholder would receive a New Option for 88 shares in exchange for the surrendered Eligible Option (1,000 divided by 11.41). If the Eligible Optionholder also exchanged another Eligible Option for 500 shares granted on August 15, 2006 and the exchange ratio was one share subject to a New Option for every 5.33 shares subject to a surrendered Eligible Option, the Eligible Optionholder would receive a New Option for 94 shares in exchange for the surrendered Eligible Option (500 divided by 5.33).

The exchange ratios shown in the table above were designed to result in the issuance of New Options with a fair value that is discounted from the fair value of the Eligible Options surrendered in the Option Exchange Program. For this purpose, we calculated the fair value of the Eligible Options and New Options using a binomial lattice pricing model, using the following factors:

(i)	original exercise price;

(ii)	assumed value of $31.48 per share of our common shares (the closing price on the NYSE on March 31, 2009);

(iii)	expected implied volatility of our common shares of 29% to 40%;

(iv)	the remaining term for the Eligible Options and a term for the New Options equal to the longer of three years from the grant date or the remaining term of the Eligible Options;

(v)	risk-free rate of 0.2% to 2.8%; and

(vi)	expected $0.14 quarterly dividends.

After calculating the values of the Eligible Options and the New Options under the binomial lattice pricing model using the factors above, we divided the value of the New Options by the value of the Eligible Options to obtain a ratio, and we then multiplied the resulting ratio by 1.15 so that the exchange ratios result in the fair value of New Options effectively being discounted from the fair value of Eligible Options for which they may be exchanged, calculated as of the time that we set the exchange ratios. We apply this discounting approach to account for potential changes in fair value that may arise between the date on which the exchange ratios are calculated and the grant date of the New Options immediately following the conclusion of the Exchange Offer to minimize the risk of accounting expense for the New Options.

Continuing this example, if we assume that all Eligible Options as of March 31, 2009 remain outstanding and the Eligible Optionholders as of such date remain eligible to participate, the following table summarizes the Eligible Options, the range of exchange ratios that would apply to those options under the assumptions discussed above and the New Options that would be granted in the Option Exchange Program:

Grant Date	Exercise Price of Eligible Options		Remaining Term of Eligible Options (Yrs)		Number of Shares Underlying Eligible Options	Illustration Exchange Ratio			Expected Number of Shares Underlying New Options that May be Granted Upon Surrender of Eligible Options Using Illustration Exchange Ratio
	High	Low	High	Low		High	Annual Option Grant	Low
11/1/2000 – 12/31/2000	$66.08	$62.50	1.4	1.4	1,033,494	25.67-to-1	25.67-to-1	21.89-to-1	40,308
1/1/2001 – 12/31/2001	$77.39	$57.99	2.4	1.5	1,559,032	53.17-to-1	11.41-to-1	11.41-to-1	135,236
1/1/2002 – 12/31/2002	$74.51	$57.89	3.5	2.5	2,116,615	9.40-to-1	6.93-to-1	4.42-to-1	301,964
1/1/2003 – 12/31/2003	$67.90	$58.52	4.5	3.5	2,985,281	6.44-to-1	4.34-to-1	3.95-to-1	685,451
1/1/2004 – 12/31/2004	$69.20	$58.07	5.5	4.6	29,576	5.29-to-1	N/A	3.42-to-1	6,306
1/1/2005 – 12/31/2005	$68.00	$58.35	6.2	1.8	1,673,735	10.30-to-1	4.88-to-1	3.32-to-1	343,310
1/1/2006 – 12/31/2006	$75.02	$63.52	7.2	1.8	2,352,452	16.82-to-1	5.33-to-1	3.85-to-1	439,272
1/1/2007 – 12/31/2007	$72.72	$58.16	5.5	1.8	1,632,765	17.72-to-1	4.62-to-1	3.31-to-1	354,255
1/1/2008 – 3/31/2008	$60.31	$59.94	5.7	5.6	8,000	3.49-to-1	N/A	3.47-to-1	2,298
Total					13,390,950				2,308,400

The New Options granted under this example will have a weighted average remaining term of 4.06 years. After the exchange as presented in this example (assuming all Eligible Options are tendered), there will be a total of 18.4 million shares available for grant under the LTIP (which includes the 1.7 million share net increase in the number of shares available for future grants under the LTIP that would result from the Option Exchange Program) and a total of 0.7 million shares available for grants under our 2007 Nonemployee Directors Equity Incentive Plan. Of the shares available for new awards under the LTIP, no more than 6.8 million shares may be granted as stock awards or other stock-based awards. A total of 18.6 million shares would be subject to outstanding options, having a weighted average exercise price of $51.80 and a weighted average remaining term of 4.2 years.

The example set forth above is for illustrative purposes only. The actual exchange ratios will be determined shortly before the start of the Option Exchange Program, with a separate exchange ratio for each Eligible Option.

Potential Modifications to Terms to Comply with Governmental or Non-U.S. Regulatory Requirements.    The terms of the Option Exchange Program will be described in an offer to exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms of the Option Exchange Program significantly, it is possible that we will need to alter the terms of the Option Exchange Program, including an extension of the period we will keep the Exchange Offer open, to comply with comments from the SEC. Changes in the terms of the program may also be required for tax purposes for participants in the United States if the tax law changes or new interpretations are issued or other facts change the expected tax treatment of the program to us or to participants in the program. In addition, we intend to make the Option Exchange Program available to our employees who are located in certain countries outside of the U.S. where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements or practices, or for tax or accounting reasons. Such modifications could include, in certain non-U.S. jurisdictions, granting restricted share units or restricted shares under the LTIP or paying cash for surrendered New Options in order to comply with local requirements, or for tax, accounting or administrative reasons. Assuming the example set forth above, as of March 31, 2009 there were approximately 160 Eligible Optionholders located in non-U.S. jurisdictions covering an aggregate of approximately 600,000 Eligible Options. We do not expect that we would grant restricted share units or restricted shares under the LTIP or pay cash for surrendered New Options to all of these Eligible Optionholders. The Board or its delegate will retain the discretion to make any such necessary or desirable changes to the terms of the Option Exchange Program for purposes of complying with comments from the SEC or non-U.S. regulatory requirements or optimizing the U.S. or non-U.S. tax consequences.

Potential Modification to Terms of Option Exchange Program Due to Changing Circumstances.    The Board authorized adjusting the threshold for options eligible to participate in the Option Exchange Program if there is a significant change in the market price for our common shares preceding the commencement of the program to ensure the intent of the program is realized; however, any changes will preserve the general terms and eligibility requirements of the program discussed on pages 4 and 5 of this proxy statement. In addition, the exchange ratios available in the Option Exchange Program likely will differ in comparison to the exchange ratios set forth in the examples in this proxy statement based on changes in the market price of our common shares and other factors between the date used for determining the examples in this proxy statement and the commencement of the Option Exchange Program. However, as described above, the exchange ratios will be determined in a manner intended to result in the grant of New Options that have a fair value that is lower than the fair value of the Eligible Options surrendered in the exchange, based on valuation assumptions made shortly before the start of the Exchange Offer and using the same valuation methodologies as were used to determine the exchange ratios set forth in this proxy statement.

Other Aspects of the Option Exchange Program

Return of Eligible Options Surrendered.    Consistent with the terms of the LTIP, shares subject to Eligible Options granted under the LTIP that are surrendered in the Option Exchange Program will be cancelled and will return to the pool of shares available for grant under the LTIP. Shares subject to Eligible Options granted under the Plans other than the LTIP will be cancelled and will not return to the pool of shares available for grant under any of our equity incentive plans. Assuming full participation in the Option Exchange Program and assuming the example set forth under “Further Information Regarding the Exchange Ratios” above, 13.4 million shares are subject to Eligible Options that would be cancelled in the Option Exchange Program. An aggregate of 9.4 million of these shares were granted under Plans other than the LTIP and thus once cancelled in the program would not be available for subsequent grants. The remaining 4.0 million shares that are subject to Eligible Options that would be cancelled in the program were granted under the LTIP. An aggregate of 2.3 million of these 4.0 million shares would become subject to New Options granted under the LTIP in exchange for all Eligible Options pursuant to the program, and thus the net number of shares available for future grants under the LTIP would increase by 1.7 million shares.

Accounting Treatment.    Effective July 1, 2005, we adopted the provisions of Financial Accounting Standards Board Statement No. 123 (Revised), “Share-Based Payment,” (“SFAS 123(R)”) for our share-based compensation plans. Under SFAS 123(R), to the extent the fair value of each award of New Options granted pursuant to the Option Exchange Program exceeds the fair value of the surrendered Eligible Options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for the New Options, will be recognized as an expense for compensation. This expense will be recognized ratably over the service period of the New Options in accordance with the requirements of SFAS 123(R). Because we will effectively discount the fair value of the New Options from the fair value of the Eligible Options, we do not expect to incur incremental compensation expense, other than minimal compensation expense that might result from fluctuations in the price of our common shares after the exchange ratios have been set but before the exchange actually occurs. In the event that any awards of New Options are forfeited prior to their vesting due to termination of an employee’s service, forfeited options will be included in our ongoing review of pre-vest forfeiture rates, which impacts the amount of compensation expense recognized.

U.S. Federal Income Tax Consequences.    The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. We believe the exchange of Eligible Options for New Options pursuant to the program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Options. Because all New Options issued under the Option Exchange Program will be non-qualified stock options, an Eligible Optionholder who participates and receives the New Options will recognize ordinary income upon exercise of the New Options equal to the excess, if any, of the fair market value of the purchased common shares on the exercise date over the exercise price paid for those shares. If the Eligible Optionholder is subject to United States income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the common shares resulting from the exercise of the New Options, the Eligible Optionholder will recognize a capital gain or loss (which will be long- or short-term depending upon whether the shares were held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon acquisition of the shares. Additionally, as all New Options will be non-qualified stock options, an individual’s tax treatment upon exercise of the New Options may differ from the treatment otherwise applicable to the surrendered Eligible Options. The tax consequences for participating employees subject to tax outside the United States may differ from the U.S. federal income tax consequences described in the preceding sentences. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax implications of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

Effect on Shareholders

We have designed the proposed Option Exchange Program so that the fair value of the New Options is discounted from the fair value of the Eligible Options calculated using the binomial lattice option valuation model, which we use for accounting for all stock options. As a result, we do not expect to recognize any non-cash compensation expense under SFAS 123(R), although if we do, we expect such expense to be minimal. The Option Exchange Program is intended to restore competitive and appropriate equity incentives for our current employees and those of our subsidiaries and to reduce shareholder and earnings-per-share dilution and our existing overhang. While we cannot predict which or how many employees will elect to participate in the Option Exchange Program, assuming that 100% of Eligible Optionholders participate in the program and assuming the example set forth under “Description of the Option Exchange Program—Further Information Regarding the Exchange Ratios” above, Eligible Options exercisable in exchange for approximately 13.4 million common shares would be surrendered and cancelled, while New Options exercisable in exchange for 2.3 million common shares would be issued, resulting in a net reduction in our current overhang of approximately 11.1 million common shares. Furthermore, based on the same assumptions, the Option Exchange Program would have a de minimis impact on our net diluted earnings per share for the fiscal year ended June 30, 2008.

Interests of Directors and Executive Officers

As described above, current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program. Executive officers who are not named in the Summary Compensation Table on page 38 of this proxy statement are eligible to participate in the Option Exchange Program. The following table shows the number of common shares subject to Eligible Options held as of March 31, 2009 by our current executive officers who are eligible to participate in the Option Exchange Offer:

Name of Executive Officer	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (Years)
Stephen T. Falk	Executive Vice President, General Counsel and Corporate Secretary	59,641	$59.77	3.21

Vivek Jain	Executive Vice President, Strategy and Corporate Development	65,000	$64.38	5.24

Craig S. Morford	Chief Legal and Compliance Officer	—	—	—

Carole S. Watkins	Chief Human Resources Officer	191,374	$65.07	3.55

New Plan Benefits

The following table shows the expected number of New Options that may be issued to each of our executive officers eligible to participate in the Option Exchange Program, such executive officers as a group and our employees as a group pursuant to the Option Exchange Program and the dollar values for the New Options assuming the closing price of our common shares on the NYSE is $31.48 at the date of grant and assuming the example set forth under “Description of the Option Exchange Program—Further Information Regarding the Exchange Ratios” above:

Name and Position	Expected Number of Shares Underlying New Options	Dollar Value ($)
Stephen T. Falk, Executive Vice President, General Counsel and Corporate Secretary	9,688	$304,978
Vivek Jain, Executive Vice President, Strategy and Corporate Development	15,656	$492,851
Craig S. Morford, Chief Legal and Compliance Officer	—	—
Carole S. Watkins, Chief Human Resources Officer	31,581	$994,170
All executive officers as a group	56,925	$1,791,999
All employees as a group	2,308,400	$72,668,432

Because participation in the Exchange Offer is voluntary, the benefits or amounts that will be received by any Eligible Optionholder or groups of Eligible Optionholders, if the proposal is approved, are not currently determinable. Assuming a closing price of $31.48 per share (the closing price for our shares on the NYSE on March 31, 2009) on the grant date for the New Options and assuming the example set forth under “Description of Option Exchange Program—Further Information Regarding the Exchange Ratios” above, the maximum number of common shares underlying Eligible Options would be 13,390,950, and the expected number of common shares underlying the New Options that would be granted would be 2,308,400 shares.

Current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program.

Vote Required and Recommendation of the Board of Directors

Approval of this proposal to implement the Option Exchange Program requires the affirmative vote of a majority of the common shares present in person or represented by proxy and entitled to be voted on the proposal at the Special Meeting. Approval of the proposal to implement the Option Exchange Program also requires that the holders of a majority of the common shares entitled to vote (as determined in accordance with the rules of the NYSE) cast a vote, whether in favor, against, or in abstention. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends that you vote FOR the proposal to approve the Option Exchange Program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 31, 2009 (unless otherwise indicated below), and the percentage of our common shares outstanding on March 31, 2009 represented by such ownership, by:

•	our directors;

•	each person who is known by us to own beneficially more than 5% of our outstanding common shares;

•	our Chairman and Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 38 of this proxy statement; and

•	our current executive officers and directors as a group.

Except as otherwise described in the notes below, the listed beneficial owners have sole voting and investment power with respect to all common shares set forth opposite their names:

	Common Shares

Name of Beneficial Owner	Number Beneficially Owned	Percent of Class
Dodge & Cox (1)	39,966,262	11.1%
Capital Research Global Investors (2)	24,426,000	6.8
AXA (3)	23,630,715	6.6
Colleen F. Arnold (4)	7,160	*
George Barrett (5)	96,539	*
R. Kerry Clark (5)	581,718	*
Calvin Darden (4)(7)	17,855	*
John F. Finn (4)(7)(8)	79,253	*
Philip L. Francis (4)(7)(9)	26,100	*
Jeffrey W. Henderson (5)(6)	181,538	*
Gregory B. Kenny (4)(7)	9,892	*
J. Michael Losh (4)(7)(10)	252,358	*
John B. McCoy (4)(7)(11)	122,234	*
Richard C. Notebaert (4)(7)	59,861	*
Michael D. O’Halleran (4)	40,334	*
Mark W. Parrish (5)(6)(12)	385,929	*
David W. Raisbeck (4)(7)	38,236	*
David L. Schlotterbeck (5)(6)(13)	318,702	*
Jean G. Spaulding, M.D. (4)(7)(14)	34,616	*
Robert D. Walter (5)(6)(15)	7,495,579	2.1
All Executive Officers and Directors as a Group (21 Persons) (16)	10,069,693	2.8

*	Indicates beneficial ownership of less than 1% of the outstanding common shares.

(1)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 11, 2009 by Dodge & Cox. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. Dodge & Cox reported that, as of December 31, 2008, it had sole voting power with respect to 37,560,432 common shares, shared voting power with respect to 96,100 common shares and sole dispositive power with respect to all common shares shown in the table and that the shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The number of common shares held by Dodge & Cox may have changed since the filing of the Schedule 13G/A.

(2)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2009 by Capital Research Global Investors, a division of Capital Research and Management Company. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071. Capital Research Global Investors reported that, as of December 31, 2008, it had sole voting power with respect to 8,451,000 common shares and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by Capital Research Global Investors may have changed since the filing of the Schedule 13G/A.

(3)

Based on information obtained from a Schedule 13G jointly filed with the SEC on February 13, 2009 by AXA Assurances I.A.R.D Mutuelle and AXA Assurances Vie Mutuelle, as a group (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. The Mutuelles AXA, as a group, control AXA, and AXA owns AXA Financial, Inc. Their addresses are: the Mutuelles AXA—26, rue Drouot, 75009 Paris, France; AXA—25, avenue Matignon, 75008 Paris, France; and AXA Financial, Inc.—1290 Avenue of the Americas, New York, New York 10104. AllianceBernstein L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc. and operate under independent management and make independent voting and investment decisions. The stock ownership of the Mutuelles AXA, AXA and AXA Financial, Inc., based on information supplied in the Schedule 13G, is provided in the following table. The number of common shares held by the Mutuelles AXA, AXA and AXA Financial, Inc., may have changed since the filing of the Schedule 13G.

	(i) Deemed to have Sole Power to Vote or to Direct the Vote	(ii) Deemed to have Shared Power to Vote or to Direct the Vote	(iii) Deemed to have Sole Power to Dispose or to Direct the Disposition	(iv) Deemed to have Shared Power to Dispose or to Direct the Disposition
The Mutuelles AXA, as a group	0	0	0	0
AXA	0	0	0	0
AXA Entity or Entities:
AXA Investment Managers Paris (France)	7,289	0	7,289	0
AXA Konzern AG (Germany)	720	0	720	0
AXA Rosenberg Investment Management LLC	25,490	0	66,618	0
AXA Framlington	90,000	0	90,000	0
AXA Financial, Inc.	0	0	0	0
Subsidiaries of AXA Financial, Inc.:
AllianceBernstein L.P., an investment adviser	18,626,091	0	23,388,494	0
AXA Equitable Life Insurance Company, an insurance company and investment adviser	7,294	0	77,594	0
	18,756,884	0	23,630,715	0

(4)

Common shares and the percent of class listed as being beneficially owned by the listed Cardinal Health directors (except for Messrs. Clark and Walter, whose options are set forth in footnote (5) below) include (a) outstanding options to purchase common shares that are currently exercisable or will be exercisable within 60 days of March 31, 2009, as follows: Ms. Arnold—6,905 shares; Mr. Darden—13,972 shares; Mr. Finn—35,214 shares; Mr. Francis—10,484 shares; Mr. Kenny—7,011 shares; Mr. Losh—239,679 shares; Mr. McCoy—35,214 shares; Mr. Notebaert—36,393 shares; Mr. O’Halleran—31,876 shares; Mr. Raisbeck—28,329 shares; and Dr. Spaulding—28,320 shares.

(5)

Common shares and the percent of class listed as being beneficially owned by our named executive officers include outstanding options to purchase common shares that are currently exercisable or will be exercisable within 60 days of March 31, 2009 (or September 8, 2008, in the case of Mr. Parrish and Mr. Walter as explained in notes 12 and 15 below), as follows: Mr. Barrett—71,666 shares; Mr. Clark—561,612 shares; Mr. Henderson—164,265 shares; Mr. Parrish—379,071 shares; Mr. Schlotterbeck—270,737 shares; and Mr. Walter—3,532,378 shares.

(6)

Common shares and the percent of class listed as being beneficially owned by our named executive officers include common shares in our Employee Stock Purchase Plan as of March 31, 2009 (or September 8, 2008, in the case of Mr. Parrish and Mr. Walter as explained in notes 12 and 15 below), as follows: Mr. Henderson—1,619 shares; Mr. Parrish—756 shares; Mr. Schlotterbeck—1,613 shares; and Mr. Walter—4,016 shares.

(7)

Common shares and the percent of class listed as being beneficially owned by the listed Cardinal Health non-employee directors includes phantom stock held under our Deferred Compensation Plan (or “DCP”) as of March 31, 2009, as follows: Ms. Arnold—255 shares; Mr. Darden—2,748 shares; Mr. Finn—9,643 shares; Mr. Francis—666 shares; Mr. Kenny—2,881 shares; Mr. Losh—3,575 shares; Mr. McCoy—4,889 shares; Mr. Notebaert—9,383 shares; Mr. Raisbeck—6,422 shares; and Dr. Spaulding—6,146 shares.

(8)	Includes 1,032 common shares held by Mr. Finn’s spouse.

(9)	Includes 1,950 common shares held by Mr. Francis’ spouse for their daughter, and 7,000 shares held by a trust.

(10)	Includes 1,500 common shares held in trust for the benefit of Mr. Losh’s daughters.

(11)

Includes 19,407 common shares held in trust for the benefit of Mr. McCoy, 6,436 common shares held in trust for the benefit of Mr. McCoy’s son, and a total of 55,803 common shares held in grantor retained annuity trusts of which Mr. McCoy is the trustee.

(12)

Mr. Parrish ceased to be Chief Executive Officer—Healthcare Supply Chain Services and an employee of Cardinal Health in November 2007. The information included herein for Mr. Parrish is as of September 8, 2008. Includes 1,805 common shares held in the Cardinal Health 401(k) Savings Plan, and 85 shares of phantom stock held in the DCP by Mr. Parrish.

(13)	Includes 375 common shares held by Mr. Schlotterbeck’s spouse.

(14)	Includes 150 common shares held in Dr. Spaulding’s 401(k) plan sponsored by her employer.

(15)

Mr. Walter ceased to be an executive officer of Cardinal Health as of June 30, 2008 and ceased to be a Director of Cardinal Health as of November 5, 2008. The information included herein for Mr. Walter is as of September 8, 2008. Includes a total of 2,066,502 common shares held in five grantor retained annuity trusts of which Mr. Walter is the trustee, and 706,100 common shares beneficially owned by Mr. Walter through three limited liability companies in which Mr. Walter holds the controlling interest and is the sole manager.

(16)

Common shares and percent of class listed as being beneficially owned by all executive officers and directors as a group include outstanding options to purchase an aggregate of 5,758,247 common shares that are currently exercisable or will be exercisable within 60 days of March 31, 2009.

EXECUTIVE COMPENSATION FOR FISCAL 2008

The Compensation Discussion and Analysis below discusses the compensation awarded to, earned by or paid to the executive officers who are named in the tables beginning on page 38 with respect to our fiscal year ended June 30, 2008, as presented in the tables beginning at page 38.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Compensation for our named executives during fiscal 2008 reflected the performance of our four business segments and of the overall consolidated company. Our Clinical Technologies and Services and Medical Products and Technologies segments performed very well, and our Healthcare Supply Chain Services—Medical segment continued on its path to turn-around, with a return to positive growth in the second half of fiscal 2008. Our largest segment, Healthcare Supply Chain Services—Pharmaceutical had a challenging year, leading to consolidated financial performance below our established targets, which were aligned with the guidance we published before the beginning of the fiscal year.

Since our executive compensation program emphasizes pay-for-performance, our consolidated fiscal 2008 performance led to below-target annual incentive compensation for our named executives. At the beginning of fiscal 2008, we established minimum goals for company financial performance under our Management Incentive Plan, or MIP. Because we did not achieve these minimum performance goals, but three of our business segments performed in line with or exceeded our expectations, the Human Resources and Compensation Committee of our Board of Directors (the “Committee”) used discretion to award cash bonuses to our named executives. The Chief Executive Officer received a bonus equal to 30% of his target MIP, and the other named executives received bonuses equal to 30% to 75% of their targets.

Our executive compensation program also emphasizes stock-based awards, including stock options. Since our share price declined approximately 26% to $51.58 during fiscal 2008, options granted to our named executives since 2004 have an exercise price that exceeds our year-end share price. These options will continue to have no value to our named executives until our share price exceeds the exercise price ($60.31 to $67.26 for options issued in fiscal 2008).

Finally, because we did not meet the minimum performance goals for our long-term incentive cash program for fiscal 2006-2008, no payouts were made under the program. In addition, we have not increased base salary or target incentive compensation of any of our named executives from fiscal 2008 levels.

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to deliver a competitive package to attract, motivate and retain key executives and align their compensation with our overall business goals, core values and shareholder interests. To this end, the Committee has established an executive compensation philosophy that includes the following considerations:

•	a “pay-for-performance” orientation that delivers pay based on overall company, segment and individual performance;

•	an emphasis on pay-for-performance in long-term incentives, including stock-based awards, to more closely align our executives’ interests with our shareholders’ interests; and

•	individual wealth accumulation through long-term incentives and deferred compensation, rather than through pensions.

The Design of Our Compensation Program

Our compensation for the executive officers who are named in the tables beginning on page 38 and whom we refer to as our “named executives,” includes the following elements:

•	base salary;

•	annual cash incentives;

•	long-term incentives:

•	stock options;

•	restricted share units, or RSUs; and

•	performance cash;

•	deferred compensation; and

•	other benefits and perquisites.

With minor variations, we rely on these same compensation elements for our other executive officers.

When making compensation-related decisions, we believe it is important to be informed about the current practices of similarly-situated public companies. The Committee uses a Comparator Group, as discussed at “Compensation Discussion and Analysis—Our Policies, Guidelines and Practices Related to Executive Compensation—Our Comparator Group and Benchmarking” on page 34. We define total direct compensation as base salary, plus target annual cash incentives and long-term incentives. Our goal for our named executives is to provide total direct compensation that is competitive with the 60-65th percentile of the Comparator Group. When the Committee established this compensation target, it considered that we do not provide pensions or supplemental executive retirement plans, referred to as SERPs. Instead, we rely on long-term incentives and our 401(k) Savings Plan and Deferred Compensation Plan to provide a competitive package for wealth accumulation and retirement, and also to motivate and retain our named executives. Actual total direct compensation for each of our named executives during fiscal 2008 was competitive with (i.e., within 20% of) our targeted range. Mr. Barrett’s total direct compensation was at the high end of the competitive range to recruit him from his previous employer.

A significant majority of a named executive’s total direct compensation is in the form of performance-based compensation. We consider our annual cash incentive, long-term incentive cash and stock options to be performance-based compensation. The charts below show the fiscal 2008 base salary, target annual cash incentive and target long-term incentive, and performance-based and non-performance-based compensation as a percentage of total direct compensation:

Our Compensation Decisions

The Committee makes compensation decisions after reviewing comparative compensation data from the Comparator Group for similarly-situated executives provided by the Committee’s compensation consultant. Certain compensation decisions are more formula-driven, while others require more judgment and discretion. For instance, the Committee considers market data and performance in determining a named executive’s base salary. Target annual and long-term incentives are calculated as a multiple of base salary. The Committee uses quantitative and qualitative metrics and exercises some judgment in determining achievement of the overall company, segment and function performance goals and assessing the named executive’s individual performance for a fiscal year. The Committee uses an evaluation of individual performance in determining increases to base salary and awarding annual incentive compensation and equity grants. The Committee also considers internal pay equity within the executive’s pay level and employment agreement terms. The employment arrangements with Messrs. Clark, Schlotterbeck, Barrett and Walter impact the Committee’s discretion with respect to some compensation decisions, as discussed in more detail on page 31.

Differences in the compensation paid to comparable officers at companies in our Comparator Group result in higher target amounts for officers depending on their position. In general, Mr. Clark’s compensation is significantly higher than the compensation we pay to any of the other named executives, because his responsibilities and obligations at Cardinal Health are significantly greater than those of any of the other named executives and because the comparative compensation data reflect significantly higher compensation for chief executive officers.

Base Salary.    Base salary is an important element of compensation because it provides the named executive with a base level of income. In determining base salaries for our named executives, the Committee considers:

•	market and competitive data for the executive’s level of responsibility, targeting the 50th percentile of the Comparator Group, and

•	individual performance, experience and skills.

The following table and notes reflect the annualized base salaries of the named executives at the end of fiscal 2008 and the annualized base salaries of the named executives for fiscal 2009 as of the date of this proxy statement. Management decided not to increase base salaries in fiscal 2009 for our named executives, because their base salaries are competitive with the targeted base salary ranges of the Comparator Group and because of the Company’s actual/anticipated performance in fiscal 2008 and 2009. The Committee concurred with this decision.

Name	Title	Fiscal 2007 Annualized Base Salary at End of Fiscal Year	Fiscal 2008 Annualized Base Salary at End of Fiscal Year	Fiscal 2009 Annualized Base Salary
R. Kerry Clark (1)	Chairman of the Board and Chief Executive Officer	$1,400,000	$1,450,000	$1,450,000

Jeffrey W. Henderson	Chief Financial Officer	$675,000	$700,000	$700,000

David L. Schlotterbeck	Vice Chairman and Chief Executive Officer—Clinical and Medical Products	$725,000	$745,000	$745,000

George S. Barrett (2)	Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services	N/A	$975,000	$975,000

Robert D. Walter (3)	Executive Director and Former Executive Chairman of the Board	$900,000	$932,000	$0

Mark W. Parrish (4)	Former Chief Executive Officer— Healthcare Supply Chain Services	$700,000	N/A	$0

(1)	Under the terms of our employment agreement with Mr. Clark, we have agreed to pay Mr. Clark an annual base salary of not less than $1,400,000.

(2)

Mr. Barrett was hired as Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008 and his base salary was set at an amount necessary to recruit him from his previous employer.

(3)

Under the terms of our employment agreement with Mr. Walter, we agreed to pay Mr. Walter an annual base salary of not less than $900,000. Effective June 30, 2008, Mr. Walter retired as an employee and officer of Cardinal Health, but will continue as a consultant. He served as a director until his term expired at the 2008 annual meeting of shareholders (the “Annual Meeting”). Mr. Walter will receive payment for consulting services under his employment agreement in 2009, but will not receive a base salary. See “Executive Compensation—Employment Agreements and Other Employment Arrangements.”

(4)

Mr. Parrish ceased to be Chief Executive Officer—Healthcare Supply Chain Services in November 2007. The annualized base salary for Mr. Parrish as of the date of Mr. Parrish’s termination of employment was $720,000.

Annual Cash Incentive Compensation.    The Committee grants our named executives annual cash incentive awards under our MIP based on corporate, segment, function and individual performance. The target amounts are based upon competitive market data for similar positions, targeting the 75th percentile of the Comparator Group, because we believe the performance goals we establish are challenging, and as noted above, a large portion of our executive compensation is performance-based.

In August 2007, the Committee established the fiscal 2008 annual incentive targets for our named executives set forth below. In August 2008, the Committee approved the fiscal 2008 annual incentive cash awards for our named executives (based upon the factors discussed below):

Name	Title	Fiscal 2008 Target Incentive Percentage of Base Salary	Fiscal 2008 Annual Incentive Target	Fiscal 2008 Annual Incentive Compensation
R. Kerry Clark (1)	Chairman of the Board and Chief Executive Officer	160%	$2,320,000	$691,804

Jeffrey W. Henderson	Chief Financial Officer	100%	$700,000	$208,689

David L. Schlotterbeck	Vice Chairman and Chief Executive Officer—Clinical and Medical Products	100%	$745,000	$556,127

George S. Barrett (2)	Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services	100%	$412,910	$206,455

Robert D. Walter (3)	Executive Director	150%	$1,398,000	$416,883

Mark W. Parrish (4)	Chief Executive Officer—Healthcare Supply Chain Services	100%	$720,000	$0

(1)

Under the terms of our employment agreement with Mr. Clark, we agreed to set Mr. Clark’s target annual incentive at 160% of his annual base salary for fiscal 2008. We amended the employment agreement in September 2007 to eliminate the specified target annual incentive as a percentage of base salary.

(2)

Under the terms of our offer letter with Mr. Barrett, we agreed to set Mr. Barrett’s target annual incentive at 100% of his base salary for fiscal 2008. We set his target annual incentive at an amount necessary to recruit him from his previous employer. We also guaranteed a minimum annual incentive cash award of $206,455 for fiscal 2008, reflecting 50% of his target award, pro rated for the portion of the year he was employed with Cardinal Health.

(3)	Under the terms of our employment agreement with Mr. Walter, we set Mr. Walter’s target annual incentive at 150% of his annual base salary for fiscal 2008.

(4)	Mr. Parrish ceased to be an employee in November 2007. As such, he was not awarded fiscal 2008 annual incentive compensation under the MIP.

At the beginning of each fiscal year, the Committee reviews and approves overall company performance goals. In addition, the Committee establishes individual performance objectives for our Chief Executive Officer. Our Chief Executive Officer also establishes individual performance goals and business sector and segment goals for our Chief Financial Officer and the Chief Executive Officers of our two business sectors.

In August 2007, the Committee established performance goals under the MIP for fiscal 2008, based upon the achievement of a specified level of growth in NOPAT and return on tangible capital, as defined at “Executive Compensation—Compensation Plans—Management Incentive Plan” on page 44. The objective of the performance goals is to drive annual and sustainable year-over-year growth, with 100% achievement of the targets supporting our Company performance objectives. NOPAT was selected as a measure of profitable enterprise growth. Return on tangible capital was selected by the Committee in fiscal 2007 as an additional performance metric because it measures and drives value creation. The Committee retains discretion to approve adjustments to NOPAT and return on tangible capital for purposes of determining whether we achieved our performance goals, as discussed in more detail at “Executive Compensation—Compensation Plans—Management Incentive Plan” beginning on page 44.

A named executive can receive a cash award of 0-200% of the executive’s annual incentive target, with a threshold cash award level of 60% if a minimum level of both NOPAT and return on tangible capital is obtained. For fiscal 2008, the weighting of the two performance factors in determining the annual bonus payment was derived from a pay and performance matrix. If Cardinal Health achieves 100% of its performance objective for NOPAT and return on tangible capital, the two measures will be weighted equally. If we do not achieve the minimum performance goals with respect to either NOPAT or return on tangible capital, but we do satisfy the Section 162(m) overall company performance criterion described on page 36, then any cash awards are in the discretion of the Committee. The table below shows our performance goals at minimum, target and maximum performance levels and our actual overall company performance for fiscal 2008:

	FISCAL 2008
Performance Metric	Minimum 60% Performance	Target 100% Performance	Maximum 200% Performance	Actual Performance
NOPAT (in millions)	$1,586	$1,661	$1,852	$1,508
Return on Tangible Capital	36.0%	38.0%	42.0%	35.6%

For fiscal 2008, we did not achieve the minimum performance goals with respect to either NOPAT or return on tangible capital, but satisfied the overall company performance criterion of a specified level of return on equity. The Committee exercised discretion to fund the MIP and to determine the actual amount of the named executive’s annual incentive compensation. The Committee extrapolated the fiscal 2008 pay and performance matrix below the 60% threshold, and based upon our actual performance for fiscal 2008, the MIP payout would be in the range of 40% to 45% of target. The Committee considered our overall consolidated performance, and, as applicable, the performance of the businesses with which the named executive was most closely associated, in determining annual incentive compensation awards for named executives for fiscal 2008 performance.

With respect to Messrs. Clark, Henderson and Walter, the Committee considered that our consolidated financial performance was below target, but three of our four business segments performed in line with or exceeded our expectations including returning Healthcare Supply Chain Services—Medical to positive growth in the second half of the fiscal year. In addition, the management team led a detailed review and implemented improvements in the entire Healthcare Supply Chain Services sector to strengthen the organization and businesses during fiscal 2008 and was successful in recruiting key executives during the year. Based on these considerations, the Committee awarded each of Messrs. Clark, Henderson and Walter an annual cash incentive equal to 30% of his target. Balancing the strong performance of the segments Mr. Schlotterbeck leads with our below-target consolidated financial performance, the Committee awarded Mr. Schlotterbeck an annual cash incentive equal to 75% of his target. Based primarily on the terms of Mr. Barrett’s offer letter, the Committee awarded Mr. Barrett an annual cash incentive equal to 50% of his target.

Long-Term Incentive Compensation.    Our long-term incentive compensation program in fiscal 2008 provided grants of stock options, RSUs and performance cash under our 2005 Long-Term Incentive Plan, or LTIP. The option and RSU grants are designed to provide our executives with multiple equity awards over a number of years. For fiscal 2008, we added a three-year performance cash program as an element of our long-term incentive compensation program. Based on comparative market data provided by the compensation consultant and management’s recommendation, the Committee determined that the long-term incentive program for fiscal 2008 should be composed of 70% in performance-based awards (45% in stock options and 25% in a three-year performance cash award) and 30% in RSUs. The awards to Mr. Walter for fiscal 2008 remained at 70% stock options and 30% RSUs, as provided for under his employment agreement.

The Committee determined the total long-term incentive target multiplier of base salary for each named executive, targeting the 65th percentile of the Comparator Group, aligning with our philosophy of driving wealth accumulation through long-term incentives rather than pensions. As a result, the target long-term incentive multiplier is approximately seven times base salary for our Chief Executive Officer and then Executive Chairman of the Board and three to four times base salary for the other named executives. The Committee may adjust the size of equity grants based upon the individual’s past and expected future performance; however, grants under the three-year performance cash program are not adjusted based upon individual performance. The size of equity awards made to an individual in previous years and the amount of stock then owned by a named executive did not affect the Committee’s determinations in making new equity grants.

The following table sets forth the long-term incentive target compensation and grant values of grants for fiscal 2008 for our named executives. For purposes of the table, we have included the grant date value of the stock options and RSUs (as determined for financial reporting purposes) and target award of performance cash. For additional information, see “Executive Compensation—Grants of Plan-Based Awards for Fiscal Year 2008.”

	Target Long-Term Incentive Compensation (1)	Fiscal 2008 Long-Term Incentive Grants
Name		Stock Options (2)	RSUs	Performance Cash
R. Kerry Clark (3)	$9,800,000	$4,412,700	$2,941,800	$2,451,500
Jeffrey W. Henderson (4)	$2,700,000	$1,336,500	$891,000	$675,000
David L. Schlotterbeck (4)	$2,900,000	$1,435,500	$957,000	$725,000
George S. Barrett (5)	$3,250,000	$0	$0	$655,072
Robert D. Walter (6)	$6,300,000	$4,410,000	$1,890,000	$0
Mark W. Parrish	$2,800,000	$1,260,000	$840,000	$700,000

(1)

The target multiple of base salary is applied against the named executive’s base salary in effect in August 2007 other than Mr. Barrett, which is applied against his base salary in effect in January 2008.

(2)

When valuing options for compensation purposes, we assume the option will be held to term, and this is the valuation considered by the Committee. This assumption may be different from the assumption relating to expected life of the option used in the Summary Compensation Table and Grant of Plan-Based Awards for Fiscal 2008 Table below.

(3)

Under the terms of our employment agreement with Mr. Clark before its amendment, we agreed to grant Mr. Clark annual long-term incentive grants with an expected value of 600% of his annual base salary in fiscal 2008. In August 2007, the Committee granted long-term incentives to Mr. Clark with an expected value in the following amounts: $2,276,500 in performance cash, $4,097,700 in stock options and $2,731,800 in RSUs. In September 2007, we elected Mr. Clark to serve as our Chairman of the Board, effective November 8, 2007, and we amended the terms of his employment agreement. As a result, we granted Mr. Clark additional long-term incentive grants with an aggregate expected value of $700,000, including $175,000 in performance cash, $315,000 in stock options and $210,000 in RSUs. Mr. Clark’s amended employment agreement sets his target annual long-term incentive grants in any fiscal year at an expected value that, when combined with the then-current annual base salary and the target annual cash incentive award granted in respect of such fiscal year, is in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in the Comparator Group.

(4)	Messrs. Henderson and Schlotterbeck received fiscal 2008 long-term incentive grants above their targets due to their individual performances during fiscal 2007.

(5)

During fiscal 2008, we awarded a total of 215,000 stock options and 88,333 RSUs in connection with Mr. Barrett’s employment as Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services. These equity awards, together with a $500,000 cash sign-on bonus, approximated and replaced the unvested equity awards and cash bonuses that Mr. Barrett forfeited when he left his previous employer. Therefore, the table above includes no compensation value for fiscal 2008 grants of stock options and RSUs.

For fiscal 2009, Mr. Barrett participated in the long-term incentive compensation arrangements on the same terms as named executives generally, and received $1,462,485 in stock options, $974,990 in RSUs and $812,492 in target performance cash.

(6)	Under the terms of our employment agreement with Mr. Walter, we granted him an annual stock incentive award with an expected value of 700% of his annual base salary.

Stock Options.    Stock options are intended to motivate our named executives by providing upside potential, but have more risk to the executive than RSUs. We view stock options as an element of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met and will increase in value only as the trading price of our common shares increases. Vesting periods are intended to require long-term focus on our overall company performance for the named executive to realize any value from the exercise of stock options. Stock option awards also are granted with an exercise price equal to the closing price of our common shares on the NYSE on the date of grant and provide no cash benefit if the option is not exercised when the price of the stock exceeds the grant price during the option’s term.

RSUs.    Although stock options motivate executives by providing larger potential value, RSUs assist us in retaining executives because RSUs have value even if the share price declines or remains flat. RSUs are also used for wealth accumulation because we do not provide pensions. Our RSU awards vest 33 1/3% annually over three years. While there is a performance element to RSUs since the value of the award will increase as the trading price of our common shares increases, we do not consider RSUs to be performance-based compensation when making our compensation decisions.

Performance Cash.    In August 2007, after reviewing and considering comparative market data, the Committee approved the long-term incentive cash program as a component of our long-term incentive compensation. All of our named executives (other than Mr. Walter) participate in this program, which is designed to reward performance over a three-year period. In establishing this program, the Committee determined that the introduction of a performance cash component would strengthen the performance component of our long-term incentive program, providing a clear link between non-stock based pay and overall company performance. A new three-year performance cycle with new performance goals will begin each fiscal year. At the end of the three-year cycle, an executive can receive a cash award of 0-200% of his or her target grant, with a threshold cash award level of 60% if a minimum level of the performance goals and criteria described below is obtained. To facilitate transition to the new plan, the Committee designed the proposed award structure under the fiscal 2008-2010 cycle to include a two-year and a three-year goal, so that a potential award of 40% could be made at the end of fiscal 2009, and a potential award of 60% could be made at the end of fiscal 2010.

For the fiscal 2008-2010 performance period, performance goals were established to reward management for attaining specified adjusted cumulative economic profit. For this period, the Committee established the performance goal for target awards (a) for the two-year period of cumulative economic profit equal to $31 million, and (b) for the three-year period of cumulative economic profit equal to $322 million.

Deferred Compensation and Savings Plans.    We maintain a 401(k) Savings Plan and a Deferred Compensation Plan, or DCP, to allow executives to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and maintaining executive talent. We do not provide for wealth accumulation for retirement through defined benefit pensions or SERPs. The DCP permits certain management employees to defer payment and taxation of a limited portion of salary and bonus into any of several investment alternatives. In addition, we typically make additional matching or fixed contributions to the deferred balances of employees, including the named executives, subject to limits discussed at “Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2008.” Contributions made with respect to our named executives are set forth in the All Other Compensation table on page 40. We also permit our named executives to defer the settlement of RSUs.

Other Benefits and Perquisites.    Named executives are eligible to participate in employee benefit programs generally offered to our other employees. In addition, we provide certain other perquisites to our named executives that are not generally available to our employees. These perquisites are described below and reported in the Summary Compensation Table.

For some of our named executives, perquisites include the personal use of Cardinal Health-owned aircraft and in some cases, reimbursement for income taxes on taxable benefits. The Committee has authorized Mr. Clark to use our aircraft for personal travel. The Committee believes that the personal use of our aircraft provides enhanced safety and security and provides Mr. Clark with flexibility and increases travel efficiencies, allowing more productive use of his time and greater focus on Cardinal Health-related activities. We also provide a tax reimbursement with respect to income attributed to him for his personal travel. When Mr. Clark is using Cardinal Health-owned aircraft, his spouse and/or dependent children are also permitted to accompany him, but we do not provide a tax reimbursement with respect to the personal travel of the spouse and dependent children. In May 2007, we entered into aircraft timesharing agreements with Messrs. Clark and Walter, pursuant to which each will reimburse us for some of the costs of guests other than spouses and dependent children who accompany them on our aircraft. By mutual agreement, and consistent with the Board’s succession plan and Mr. Walter’s transition from Executive Chairman of the Board to Executive Director, Mr. Walter no longer used our aircraft for personal travel effective November 8, 2007. As a part of Mr. Barrett’s relocation package, Mr. Barrett and his family members were authorized to use our corporate aircraft to travel from his home in Philadelphia to our corporate headquarters until the earlier of his relocation to Dublin or August 2009.

Other than the personal use of our aircraft, the perquisites we provide are minimal. When an executive officer is relocated for business reasons, we provide an executive relocation program, commuting and temporary housing. In addition, we pay monitoring expenses for home security systems for certain named executives, for spousal attendance at a few of our activities and legal fees for negotiation of employment arrangements for our Chief Executive Officer and former Chief Executive Officer. For more detailed information regarding benefits and perquisites provided to our executive officers, see the section of this proxy statement entitled “Executive Compensation—Summary Compensation Table.”

We maintain a tax-qualified employee stock purchase plan, or ESPP, generally available to all employees including our named executives, that allows participants to acquire Cardinal Health shares at a discounted price. For a discussion of our ESPP, see “Executive Compensation—Compensation Plans.”

Pay-for-Performance Evaluation.    Our compensation decisions reflect the Committee’s implementation of the primary objectives for our executive compensation program, including our “pay-for-performance” orientation. The Summary Compensation Table on page 38 provides specific compensation information for our named executives as required by SEC regulations. However, the Summary Compensation Table does not focus on compensation awarded with respect to a particular year but instead, among other things, reflects the expense recognized in fiscal 2008 for current and prior years’ equity awards.

In order to provide additional perspective on our Chief Executive Officer’s compensation, and to supplement the information presented in the Summary Compensation Table, the following table reports compensation paid or awarded to Mr. Clark for each of fiscal years 2007 and 2008, focusing on the Committee’s compensation decisions for the year. Specifically, this table differs from the Summary Compensation Table by (i) reporting grant date fair value of equity award grants attributable to the fiscal year (including awards made in fiscal 2006 but granted as part of Mr. Clark’s 2007 compensation, as reported on page 24 of our 2007 proxy statement), and (ii) including the target value of the long-term performance cash award granted to Mr. Clark in fiscal 2008, since this award was added as a third component of our long-term incentive program, along with grants of options and RSUs. As shown in the table below, Mr. Clark’s salary and the value of long-term compensation awards increased year-over-year, primarily as a result of actions taken early in fiscal 2008 as part of the Board’s succession plans, under which Mr. Clark assumed the position of Chairman and Chief Executive Officer. However, Mr. Clark’s total compensation granted or paid with respect to the fiscal year declined on a year-over-year basis, primarily as a result of lower annual bonus and annual incentive compensation payments that were based on the performance considerations discussed above.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compensa- tion ($)	Target Long- Term Incentives ($)	Total ($)
R. Kerry Clark	2008	$1,441,257	$691,804	$0	$0	$246,801	$9,806,174	$12,186,036
Chairman of the Board and Chief Executive Officer	2007	$1,400,000	$1,120,000	$1,456,000	$0	$300,438	$8,400,000	$12,676,438

Employment Agreements and Offer Letters.    In connection with the Board’s succession plan, in September 2007, we amended our employment agreement with Mr. Clark. The amended employment agreement sets forth the terms of Mr. Clark’s service and compensation through February 2013, but allows the Board to terminate his employment without cause at any time with a cash severance payment to him in the amount of two times the sum of his annual base salary and target annual cash incentive, full vesting of some unvested equity awards and continued vesting of some others and pro rata payments of other cash awards. The Committee and Board structured terms of the agreement to provide a significant financial incentive if, in the Board’s discretion, Mr. Clark remains with Cardinal Health through at least February 2013. The Committee and Board determined that this structure was desirable to provide continuity and stability in leadership for the organization and to provide the opportunity to identify successors for Mr. Clark. The Committee and Board determined that the combination of benefits under the amended employment agreement provided appropriate incentive to retain Mr. Clark while maintaining appropriate flexibility to the Board as it plans for Chairman and Chief Executive Officer succession. In connection with the Board’s plans to spin off our clinical and medical products businesses and Mr. Clark’s plans to retire after the Planned Spin-Off, in September 2008, we again amended our employment agreement with Mr. Clark. The amendment provides that the Planned Spin-Off will constitute a “good reason” event entitling Mr. Clark to resign (including to retire) and receive severance, so long as the Planned Spin-Off occurs by December 31, 2009 and Mr. Clark resigns within six months following the Planned Spin-Off. In addition, if Mr. Clark resigns under those circumstances or is terminated without cause following the Planned Spin-Off, all of his equity awards granted at least six months prior to termination will either fully vest or continue to vest. The Board determined that this amendment was desirable to provide incentives for Mr. Clark’s continued leadership of the spin-off process. The terms of Mr. Clark’s employment agreement are discussed at “Executive Compensation—Employment Agreements and Other Employment Arrangements” and “—Potential Payments on Termination or Change of Control of Cardinal Health.”

George S. Barrett was hired as our Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008. We entered into an offer letter with him (the “Barrett Offer Letter”), providing for an annual base salary of $975,000 and a target annual bonus of 100% of his base salary. For fiscal 2008, we guaranteed that his MIP award would be no less than 50% of target, with such amount prorated from his start date through the end of the fiscal year. In February 2008, we awarded a total of 215,000 stock options and 83,333 RSUs to Mr. Barrett. These equity awards, together with a $500,000 cash sign-on bonus, approximated and replaced the unvested equity awards and cash bonuses that Mr. Barrett forfeited when he left his previous employer. The Committee approved this compensation arrangement in consideration of Mr. Barrett’s experience and skills, including his prior responsibilities as an officer of Teva North America since 1999, his then-current compensation at Teva and incentive as well as other compensation he forfeited by joining us, and competitive market compensation data.

In connection with the Board’s succession plan, we appointed Mr. Walter, who until April 2006 had served as our Chief Executive Officer, as our Executive Chairman of the Board in April 2006 and as our Executive Director in November 2007 pursuant to the terms of his employment agreement. His employment agreement also requires him to provide certain consulting services to us for five years after he ceased to be Executive Director on June 30, 2008 to permit us to retain continuity and access to his judgment, industry knowledge and experience. Mr. Walter ceased serving as our director when his term expired at the Annual Meeting.

You can find additional information regarding terms of the employment agreements and offer letters at “Executive Compensation—Employment Agreements and Other Employment Arrangements.”

Severance Agreements.    In August 2006, in response to a shareholder proposal and after consulting with several of our large investors and reviewing comparative market data, our Board adopted a policy requiring us to obtain shareholder approval before entering into severance agreements with executives that provide certain cash severance benefits that exceed 2.99 times base salary and bonus. If the Board determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder approval after entering into a severance agreement covered by this policy. The policy covers severance agreements entered into after the effective date of the policy and existing severance agreements if severance benefits are materially modified after the effective date.

The employment agreements and offer letter discussed above provide for benefits payable upon termination events or a change of control, which are detailed in this proxy statement under “Potential Payments on Termination or Change in Control” on page 53. With respect to the severance benefits provided to our named executives, we believe that these severance benefits allow us to attract and retain these individuals. We also believe that the change of control severance benefits provided to these named executives align executive and shareholder interests by enabling the named executive to consider corporate transactions that are in the best interests of our shareholders and other constituents without undue concern over whether the transactions may jeopardize the named executive’s own employment. In establishing these arrangements, we considered that we do not provide pension or SERP benefits. Our employment arrangements are double-triggered and require cash severance payments on a change of control only if the named executive’s employment terminates in connection with or following the change of control.

Our equity awards under our incentive compensation plans and the grants under our long-term incentive cash program are “single trigger” awards and vest upon a change of control. This is generally the only benefit obtained automatically upon a change of control. We adopted the single trigger treatment for our long-term compensation plan for the following reasons:

•	to be consistent with current market practice;

•	single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees in the face of a potential change of control by providing a benefit if they remain with the company through the date of the change of control.

In September 2007 and September 2008, we amended Mr. Clark’s employment agreement and the severance payments and benefits to be provided to Mr. Clark. As noted above, under the amended employment agreement the Board may terminate Mr. Clark’s employment without cause at any time with a cash severance payment to him in the amount of two times the sum of his of annual base salary and target annual cash incentive, full vesting of some unvested equity awards and continued vesting of some others and pro rata payments of other cash awards. Mr. Clark also may resign after the occurrence of certain “good reason” events (including a spin-off of our clinical and medical products businesses by December 31, 2009) and receive his severance package, which will include, in the case of a resignation within six months following a spin-off or termination by the Company without cause following a spin-off, full or continued vesting of all his equity awards granted at least six months prior to termination. Based on advice from its compensation consultant regarding severance payments and benefits, the Committee believed that the amended severance payments and benefits are consistent with those generally made available in the market. In addition, the Committee’s executive compensation consultant determined that the revised severance arrangements would not require shareholder approval under the policy described above. The Committee believed that the amended severance payments and benefits were important to obtain a multi-year commitment from Mr. Clark to serve as our Chairman of the Board and Chief Executive Officer.

In January 2008, we entered into an employment offer letter with Mr. Barrett which includes severance payments and benefits to be provided to Mr. Barrett. If we terminate Mr. Barrett’s employment without cause or Mr. Barrett terminates his employment for good reason, then Mr. Barrett will receive: (a) severance equal to (i) two times his annual base salary and target annual bonus if the termination is on or before January 2011, or (ii) one times his annual base salary and target annual bonus if the termination is after January 2011; (b) immediate vesting of the initial special RSU grant (13,333 RSUs); and (c) medical and dental benefits for him and his dependents for a period of two years. Based on advice from its compensation consultant regarding severance payments and benefits, the Committee believes that the severance payments and benefits to Mr. Barrett are consistent with those generally made available in the market. In addition, the Committee determined that the severance arrangements would not require shareholder approval under the policy described above. The Committee believed that the severance payments and benefits were important to attract Mr. Barrett to join us.

If any severance payments or benefits provided to either Mr. Clark or Mr. Barrett would be subject to the excise tax imposed on “parachute payments” by the Internal Revenue Code (the “Code”), we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The Committee agreed to provide this benefit for the following reasons:

•	the excise tax imposes discriminatory results between executives with varying compensation and stock option exercise histories, especially recently hired executives;

•	the gross-up provisions assure that the financial incentives provided by the employment agreements will have the desired effect upon the executive officers without discriminatory results; and

•	given the size of our business and assets, the cost of the severance benefits, including the gross-up payments, is unlikely to impede an acquisition offer from an acquirer.

We provided Mr. Parrish with the severance benefits required under the offer letter we had entered into in November 2006 when he was appointed as CEO, Healthcare Supply Chain Services. The severance benefits we provided to Mr. Parrish are discussed in detail at “Potential Payments on Termination or Change in Control” on page 53.

Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Our Named Executives.    Our Chief Executive Officer, Chief Human Resources Officer, Chief Legal Officer and Executive Director participate in Committee meetings, during which the Committee discusses and makes executive compensation decisions. One or more of these executive officers may be asked to leave for a portion of the meetings. At various meetings of the Committee, the Committee and the Executive Director reviewed and discussed, in executive session, the performance of and compensation for the Chief Executive Officer, including base salary, annual incentive compensation and long-term incentive compensation. In addition, the Committee reviewed and discussed, in executive session, the performance of and compensation for the Executive Director, including the compensation recommendations made by the Committee’s compensation consultant.

During fiscal 2008, the Chief Executive Officer presented compensation recommendations to the Committee for each of the named executives, other than Mr. Walter. In preparing these compensation recommendations, the Chief Executive Officer received and reviewed market data from the Committee’s compensation consultant, self-assessments from each of the named executives and financial data on performance. The Chief Human Resources

Officer met separately with the Chairman of the Committee to discuss these compensation recommendations prior to the Committee meeting.

With respect to establishing the fiscal 2008 performance targets under the MIP and the 2008-2010 performance cash plan, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer prepared and recommended NOPAT and return on tangible capital performance goals with respect to the MIP and economic profit performance goals with respect to the 2008-2010 performance cash plan to the Committee in June and August 2007. The Executive Director, Chief Executive Officer, Chief Human Resources Officer, and Chief Legal Officer also participated in discussions with the Committee regarding the performance goals.

With respect to determining the overall company performance against MIP performance goals and segment and function performance, and overall company performance against the performance goals established under the 2006-2008 long-term incentive cash program, the Chief Executive Officer, Chief Human Resources Officer and Chief Financial Officer met with the Committee to review quantitative and qualitative information regarding overall company and segment and function performance to provide a recommendation to the Committee with respect to the funding of the MIP for the fiscal year and funding of the 2006-2008 long-term incentive cash program. Prior to these meetings, the Chief Executive Officer and the Chief Human Resources Officer met with the Chairman of the Committee to discuss these recommendations.

The Committee’s compensation consultant attended all but one of the meetings of the Committee during fiscal 2008 to advise the Committee on compensation for the named executives, plan design for the annual and long-term incentives and benchmarking data. See the discussion on page 31 of our 2008 proxy statement for additional information regarding the compensation consultant.

Our Comparator Group and Benchmarking.    In February 2005, the Committee and its compensation consultant developed a compensation Comparator Group, composed of companies, representing seven different industry sectors. Because of the relatively small number of direct competitors that had a business mix and scope comparable to ours, the Comparator Group was selected based on a number of criteria, including market capitalization, industry and business competitors and competitors for executive talent. To provide for ready access to compensation data, the Comparator Group consisted of those companies that participated in Towers Perrin’s executive compensation database. At the time we made decisions regarding fiscal 2008 base salary and target MIP and long-term incentive compensation, the Comparator Group consisted of the following 36 companies:

Abbott Laboratories	The Dow Chemical Company	Kraft Foods Inc.	Schering-Plough Corporation
Alcoa Inc.	E. I. du Pont de Nemours and Company	Lockheed Martin Corporation	Texas Instruments Incorporated
AstraZeneca PLC	Electronic Data Systems Corporation	McKesson Corporation	United Technologies Corporation
Baxter International Inc.	Eli Lilly and Company	Medco Health Solutions, Inc.	UnitedHealth Group Incorporated
Becton Dickinson and Company	FedEx Corporation	Medtronic, Inc.	Wellpoint, Inc.
The Boeing Company	General Mills, Inc.	Merck & Co., Inc.	Weyerhaeuser Company
Bristol-Myers Squibb Company	Honeywell International Inc.	Motorola, Inc.	The Williams Companies, Inc.
Caterpillar Inc.	International Paper Company	Sara Lee Corporation	Wyeth
Colgate-Palmolive Company	Johnson Controls, Inc.
ConAgra Foods, Inc.	Kellogg Company

In January 2008, the Committee and its compensation consultant developed a new compensation Comparator Group. The compensation consultant tested potential peers based on size and industry. Companies were selected from health care, pharmaceutical and air/freight and logistics companies. The resulting peer group was then further refined to: (a) eliminate non-U.S. based companies; (b) eliminate two large pharmaceuticals and one large consumer products company; (c) add two companies that are major customers; (d) add one multi-industry company that is a medical products competitor; (e) add one large company because it is a current source for recruiting executive talent; and (f) eliminate one other company that did not appear to be a good overall fit. Based in part on the recommendation from the compensation consultant, the Committee found that the resulting Comparator Group reflects an appropriate balance between industry-focused and other factors that influences peer group selection. The new Comparator Group is composed of 33 companies, which companies are listed below with those included in the previous Comparator Group shown in italics:

Abbott Laboratories	CIGNA Corporation	Humana Inc.	Stryker Corporation
Aetna Inc.	The Clorox Company	Johnson & Johnson	3M Company
Alcon, Inc.	Colgate-Palmolive Company	Kimberly-Clark Corporation	United Parcel Service, Inc.
Allergan, Inc.	Covidien Ltd.	McKesson Corporation	Unitedhealth Group Incorporated
AmerisourceBergen Corporation	CVS Caremark Corporation	Medco Health Solutions, Inc.	Walgreen Co.
Baxter International Inc.	Eli Lilly and Company	Medtronic, Inc.	WellPoint, Inc.
Becton, Dickinson and Company	Express Scripts, Inc.	Quest Diagnostics Incorporated	Wyeth
Boston Scientific Corporation	FedEx Corporation	Schering-Plough Corporation
Bristol-Myers Squibb Company	Forest Laboratories, Inc.

The table below sets forth the fiscal 2008 annualized targeted compensation elements paid to each of our named executives (other than Mr. Walter) and the amount of each element at the target level based on our Comparator Group. The Comparator Group did not have sufficient Executive Chairman of the Board positions for a market comparison for Mr. Walter.

Name	Annualized Base Salary		Annual MIP Target		Long-Term Incentive Compensation Target		Annualized Total Direct Compensation Target
R. Kerry Clark
Compensation Amount Comparator Group Targeted Amount	$ $	1,450,000 1,450,000	$ $	2,320,000 2,175,000	$ $	9,800,000 9,800,000	$ $	13,570,000 13,425,000

Jeffrey W. Henderson
Compensation Amount Comparator Group Targeted Amount	$ $	700,000 685,000	$ $	700,000 623,000	$ $	2,700,000 2,755,000	$ $	4,100,000 4,063,000

David L. Schlotterbeck
Compensation Amount Comparator Group Targeted Amount	$ $	745,000 715,000	$ $	745,000 779,000	$ $	2,900,000 2,895,000	$ $	4,390,000 4,389,000

George S. Barrett
Compensation Amount Comparator Group Targeted Amount	$ $	975,000 715,000	$ $	975,000 779,000	$ $	3,250,000 2,895,000	$ $	5,200,000 4,389,000

The market data in the table above is based upon the previous Comparator Group, which we used for compensation decisions in August 2007 and with respect to Mr. Barrett in January 2008. The Committee compared the elements of compensation paid to our named executives against data for the new Comparator Group. The Committee found that the percentile levels for total compensation for the new Comparator Group are comparable to those in the table above, with some marginal differences on the individual compensation elements. The compensation consultant recommended that the Committee review at least two years of data prior to considering any changes.

Guidelines for Share Ownership and Holding Periods for Equity Awards.    In an effort to directly link executive officers’ and directors’ financial interests with those of shareholders, we have implemented Guidelines for Share Ownership for executive officers and non-employee directors. The Guidelines specify a dollar value of shares that executive officers and non-employee directors must accumulate and hold within three years after becoming an executive officer of Cardinal Health or joining the Board. In light of the decline in our stock price and the equity markets in general as discussed earlier in this proxy statement and the potential impact of the Planned Spin-Off, if completed, on the value of the equity holdings of our named executives in the Company, the Board has determined that current executive officers and directors should have until June 30, 2012 to satisfy these Guidelines. The specific share ownership requirements are:

•	Chairman and Chief Executive Officer—five times base salary

•	Segment Chief Executive Officers and Chief Financial Officer—four times base salary

•	Other Executive Officers—three times base salary

•	Non-employee Directors—four times annual cash retainer

In addition to the share ownership guidelines, beginning with equity awards granted in August 2006, all of our executive officers on the grant date must hold (a) in the case of stock options, his or her after-tax net profit in common shares until the earlier of (i) the first anniversary of the option exercise or (ii) termination of employment, and (b) in the case of RSUs, the after-tax common shares received at settlement until the earlier of (i) the first anniversary of vesting or (ii) termination of employment.

Potential Impact on Compensation from Executive Misconduct.    Under our incentive plans, we have the authority to require repayment, or subject outstanding awards to forfeiture, in certain instances of executive misconduct. These provisions are designed to prevent detrimental behavior, and permit us to recoup certain benefits in the event an executive has engaged in certain misconduct. See “Executive Compensation—Compensation Plans.”

Equity Grant Practices.    The Committee made fiscal 2008 annual grant determinations for options and RSUs at its August 2007 meeting with a grant date of August 15, 2007. In line with its current annual compensation cycle, the Committee expects to make annual grant determinations for future fiscal years at its meeting in August of each year, and to set the annual grant date for equity awards on August 15, or the first business day to follow August 15. The Committee expects this annual grant to follow the release of earnings for the fiscal year in early August, without regard to whether we are in possession of material non-public information. However, if the Planned Spin-Off does not occur by August 17, 2009, the Committee may delay the grant date for the fiscal 2010 annual grant until after the effective date of the Planned Spin-Off. In the event of grants related to new hires (including Mr. Barrett), promotions, or other off-cycle grants, the grants are made on the 15th day of the month, or the first business day to follow the 15th day of the month, following the hire date.

On May 6, 2009, upon the recommendation of the Committee, our Board authorized, subject to shareholder approval, a program that will permit current employees, including certain of our executive officers, to exchange certain outstanding stock options with exercise prices substantially above the current market price of our common shares for a lesser number of stock options that have a fair value that is lower than the fair value of the “out of the money” options, as a result of the application of an adjustment that effectively discounts the fair value of the new options. The Committee and the Board believe that this program is necessary to more closely align employee and shareholder interests through our equity compensation programs. The program is designed to motivate and retain key employees and to reinforce the alignment of our employees’ interests with those of our shareholders. The Committee and the Board believe that motivating and retaining employees is particularly critical as Cardinal Health and CareFusion prepare to operate as separate companies following the Planned Spin-Off. In addition, the program would reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs while not creating additional compensation expense. For more information on this proposed program, please refer to pages 4 and 5 of this proxy statement.

Tax and Accounting Matters.    Section 162(m) of the Code, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (not including our Chief Financial Officer). There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentives, long-term incentive cash awards, and stock option awards are designed generally to qualify as performance-based compensation meeting those requirements and, as such, to be fully deductible. For our fiscal 2008 annual incentive compensation, the Committee established the overall company performance criterion of an 8% return on shareholders’ equity, referred to as ROE, during fiscal 2008 for Section 162(m) purposes. For fiscal 2008, we achieved an 18.2% ROE. Under our fiscal 2008-2010 long-term incentive cash program, awards to certain executives must satisfy performance criteria for purposes of Section 162(m) related to the achievement over the performance periods of an average annual ROE of 8%.

It is the Committee’s general policy to endeavor to minimize the adverse effect of Section 162(m) on the deductibility of our compensation expense; however, the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying company goals. In fiscal 2008, since the compensation of each of Messrs. Clark and Walter was above the $1,000,000 threshold, Cardinal Health cannot deduct a portion of their respective salaries, bonuses and RSUs and the taxable portion of their respective perquisites, to the extent not deferred. In fiscal 2008, Mr. Barrett’s annual incentive award was guaranteed, and therefore the award does not qualify as performance-based compensation. Cardinal Health cannot deduct the portions of Mr. Barrett’s base salary, cash sign-on bonus, fiscal 2008 annual incentive and taxable portion of his perquisites, that in the aggregate exceeded $1,000,000, to the extent not deferred. RSUs are also not performance-based and, as such, are not deductible unless settlement is deferred to a period when compensation of the named executive is no longer subject to Section 162(m). During fiscal 2008, the settlement of RSUs were deferred by Messrs. Clark, Schlotterbeck, and Walter, as described in detail at “Executive Compensation—Option Exercises and Stock Vested for Fiscal Year 2008.”

The Committee also considers the impact of Section 409A of the Code, and the compensation plans, programs and agreements are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

The Code limits our deduction of aircraft expenses for certain non-business flights. The difference between the actual cost of personal use flights and the amount included in the individual’s income is disallowed as a deduction by Cardinal Health. The deduction disallowance for our named executive officers was approximately $650,000 in fiscal 2008.

Equity Dilution Policy.    We intend to continue to disclose our capital deployment plans and the dilutive effect of our equity compensation program. Our share buyback decisions are based upon our publicly disclosed capital deployment strategy. Our fiscal 2008 annual equity run rate, which is a measure of dilution that shows how rapidly we are depleting the shares reserved for equity compensation plans, was 1.08% of our outstanding shares. We calculate our equity run rate as the total number of shares subject to grants awarded in the fiscal year under our equity compensation plans, less forfeitures, divided by the total number of our common shares outstanding at the end of the fiscal year.

EXECUTIVE COMPENSATION

Executive Compensation Tables

We are providing the following information with respect to the persons serving as our Chief Executive Officer and Chief Financial Officer during fiscal 2008, each of our three other most highly compensated executive officers at June 30, 2008, and a person who would have been included in the table as one of our most highly compensated executive officers, but who was not serving as an executive officer at June 30, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)		Option/SAR Awards ($) (3)		Non-Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)		All Other Compensa- tion ($) (5)	Total ($)
R. Kerry Clark	2008	$1,441,257	$691,804		$3,424,417		$5,255,897		$0	$0		$246,801	$11,060,176
Chairman of the Board and Chief Executive Officer (6)	2007	$1,400,000	$1,120,000		$2,575,137		$3,971,260		$1,456,000	$0		$300,438	$10,822,835
Jeffrey W. Henderson	2008	$695,628	$208,689		$988,019		$1,119,687		$0	$0		$30,868	$3,042,891
Chief Financial Officer	2007	$653,365	$0		$757,031		$980,692		$788,184	$0		$32,371	$3,211,643
David L. Schlotterbeck	2008	$741,503	$556,127		$315,362		$581,129		$0	$12,794	(7)	$27,941	$2,234,856
Vice Chairman and Chief Executive Officer—Clinical and Medical Products	2007	$725,000	$0		$33,223		$1,416,297		$960,988	$12,070	(7)	$102,993	$3,250,571
George S. Barrett (8)	2008	$412,910	$706,455	(9)	$963,276		$386,647		$0	$0		$183,928	$2,653,216
Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services
Robert D. Walter (10)	2008	$926,404	$416,883		$3,202,525	(10)	$4,221,194	(10)(11)	$0	$511,247	(12)	$134,242	$9,412,495	(10)
Executive Director and Former Executive Chairman of the Board	2007	$900,000	$0		$577,508		$5,060,617	(11)	$1,552,500	$50,595	(12)	$393,265	$8,534,485
Mark W. Parrish (13)	2008	$297,486	$0		$2,398,136		$1,237,312		$0	$0		$1,509,793	$5,442,727
Former Chief Executive Officer—Healthcare Supply Chain Services	2007	$620,462	$0		$877,719		$1,181,970		$689,880	$0		$37,728	$3,407,759

(1)

The Committee awarded discretionary annual incentive payments under the MIP to the named executives with respect to performance during fiscal 2008 in the amounts set forth in the “Bonus” column in table. Amounts that were earned by the named executives for fiscal 2007 in annual cash incentive awards are reported in the non-equity incentive plan column, except for the minimum annual bonus of $1,120,000 that Mr. Clark was entitled to receive under his employment agreement.

(2)

These awards consist of RSUs and restricted shares. This is the amount we expensed for financial statement reporting purposes during the referenced fiscal year (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive. We valued the awards as of the grant date by multiplying the closing price of our common shares on the NYSE on that date times the number of shares subject to the awards. We recognize the grant date fair value as an expense over the required service period of the award. The amounts reported in the table above include amounts expensed during the referenced fiscal year for awards that were made in prior years.

(3)

These awards are non-qualified stock options and stock appreciation rights (“SARs”). This is the amount we expensed (or included as income) for financial statement reporting purposes during the referenced fiscal year (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive. For options granted prior to fiscal 2006, we utilized a Black-Scholes model to provide a grant date fair value, and thereafter, we utilized a lattice model to provide a grant date fair value. We recognize the grant date fair value as an expense over the required service period of the award. The Black-Scholes model and lattice model incorporate a number of assumptions. For fiscal 2007 and 2008, the following assumptions were used to determine the fair value of the options granted to Mr. Clark: expected option life: 7.0 years; dividend yield: 0.34% to 0.74%; risk-free interest rate: 4.53% to 4.96%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Henderson: expected option life: 4.72 to 5.95 years; dividend yield: 0.27% to 0.71%; risk-free interest rate: 3.50% to 4.89%; and expected volatility: 27.00% to 37.98%. The following assumptions were used to determine the fair value of the options granted to Mr. Schlotterbeck: expected option life: 4.72 to 5.83 years; dividend yield: 0.27% to 0.71%; risk-free interest rate: 3.50% to 4.89%; and expected volatility: 27.00% to 37.98%. The following assumptions were used to determine the fair value of the options granted to Mr. Barrett: expected option life: 4.96 years; dividend yield: 0.80%; risk-free interest rate: 2.75%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Walter: expected option life: 7.00 years; dividend yield: 0.54% to 0.71%; risk-free interest rate: 4.57% to 4.90%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Parrish: expected option life: 4.72 to 6.00 years; dividend yield: 0.27% to 0.71%; risk-free interest rate: 3.50% to 4.89%; and expected volatility: 27.00% to 37.98%. The valuation of the SARs is described in Note 11 below.

This dollar amount includes the amounts expensed during the referenced fiscal year for options that were granted in prior years. There is no certainty that executives will realize any value from these options, and to the extent they do those amounts may have no correlation to the amounts reported above.

(4)

The non-equity incentive plan column reports amounts that were earned for fiscal 2007 in annual cash incentive awards, which were paid in fiscal 2008. Annual cash incentive awards earned by our named executives for fiscal 2008 were awarded at the discretion of the Committee and are reported in the Bonus column of the table above. No payouts were made under the fiscal 2006-2008 long-term incentive cash program because minimum performance goals were not met.

(5)	The elements of compensation included in the “All Other Compensation” column for fiscal 2008 are set forth in the table below.

(6)	Prior to becoming Chairman of the Board and Chief Executive Officer in November 2007, Mr. Clark served as our President and Chief Executive Officer.

(7)	Represents the portion of interest credited by us with respect to the deferred retention bonus that exceeds 120% of the federal long-term rate for the month of November 2005.

(8)	Mr. Barrett was hired as Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008.

(9)

Under the terms of his offer letter, Mr. Barrett received a $500,000 sign-on bonus and was entitled to receive a minimum annual incentive of $206,455 for fiscal 2008. If Mr. Barrett terminates his employment without good reason within 12 months of his start date, he will be required to repay the $500,000 bonus.

(10)

Prior to becoming Executive Director in November 2007, Mr. Walter served as our Executive Chairman of the Board. Effective June 30, 2008, Mr. Walter retired as an employee and officer of Cardinal Health, and will continue as a consultant. He continued to serve as a director until his term expired at the Annual Meeting. The amounts shown in the “Stock Awards” column, “Options/SAR Awards” column and “Total” column for fiscal 2008 include $2,021,264, $5,705,449, and $7,726,713, respectively, which were the remainder of the unrecognized grant date fair value associated with the RSUs and stock options that we recognized as an expense during fiscal 2008 as a result of Mr. Walter’s retirement. These RSUs and options will continue to vest in accordance with their original terms in fiscal 2009, 2010 and 2011 if Mr. Walter complies with his obligations to perform consulting services specified in his employment agreement. For additional information, see “Executive Compensation—Employment Agreements and Other Employment Arrangements.”

(11)

Includes a decrease of $(3,994,317) and an increase of $3,994,317 for 2008 and 2007, respectively, attributable to fair value accounting for two cash-settled SARs that we granted to Mr. Walter. For financial statement reporting purposes, a cash-settled SAR, even if vested, is required to be remeasured at fair value each financial statement reporting date until the award is exercised. Any increase in fair value is recorded as equity-based compensation expense and any decrease in the fair value is recognized only to the extent of the expense previously recorded. For purposes of the Summary Compensation Table, any decrease in value is included in the table only to the extent of the expense previously reported in the Summary Compensation Table. In June 2007, Mr. Walter exercised a portion of the SAR with respect to 550,000 shares and in February 2008, he exercised the remaining portion of the SAR. In accordance with the terms of the SAR, payout of the proceeds is deferred until January 2009. The fair value of the SARs was determined using a Black-Scholes model, and the following range of assumptions were used to determine the fair value of the SARs: expected life: 0.50 to 6.92 years; dividend yield: 0.77% to 1.09%; risk-free interest rate: 1.62% to 4.37%; and expected volatility: 27.00%.

(12)	Represents the portion of interest credited by us with respect to the deferred cash-settled SAR that exceeds 120% of the federal long-term rate for the month of August 2005.

(13)	Mr. Parrish ceased to be Chief Executive Officer—Healthcare Supply Chain Services and an employee of Cardinal Health in November 2007.

The amounts shown for “All Other Compensation” for 2008 include (a) Company contributions to the named executive’s account under our 401(k) Savings Plan; (b) Company contributions to the named executive’s account under our Deferred Compensation Plan; (c) perquisites (as described below); (d) tax reimbursements; and (e) severance and payout of accrued vacation, in the following amounts:

Name	Company 401(k) Plan Contributions	Company Deferred Compensation Plan Contributions	Perquisites (a)	Tax Reimbursements (b)	Severance and Payout of Accrued Vacation (c)	Total
R. Kerry Clark	$20,140	$12,654	$196,690	$17,317	—	$246,801
Jeffrey W. Henderson	$20,140	$10,654	—	$74	—	$30,868
David L. Schlotterbeck	$19,890	$6,000	—	$2,051	—	$27,941
George S. Barrett	$17,690	$10,000	$121,205	$35,033	—	$183,928
Robert D. Walter	$20,140	$10,000	$100,155	$3,947	—	$134,242
Mark W. Parrish	$200	$192	—	—	$1,509,401	$1,509,793

(a)

The amounts shown include the value of perquisites and other personal benefits to a named executive with an aggregate value exceeding $10,000. The value of perquisites and other personal benefits are not included for Messrs. Henderson, Schlotterbeck or Parrish, because the aggregate value of the perquisites and other personal benefits that each received was less than $10,000. The value of the following perquisites and other personal benefits are included in the “All Other Compensation” column for fiscal 2008: (a) the personal use of our aircraft by Messrs. Clark and Walter and by Mr. Barrett for commuting during relocation; (b) relocation expenses for Mr. Barrett; (c) a temporary housing allowance for Mr. Clark and reimbursement of temporary housing and automobile expenses and a temporary housing allowance for Mr. Barrett; (d) legal fees reimbursed with respect to services provided in connection with the amendments to the employment agreements between Cardinal Health and Messrs. Clark and Walter; (e) monitoring expenses for security systems provided at the personal residence of Mr. Clark; and (f) the cost to us for attendance by the spouses of Messrs. Clark and Walter at two Company meetings. The cost of each perquisite or personal benefit did not exceed $25,000, except for (x) the incremental cost to us relating to the personal use of corporate aircraft: Mr. Clark ($169,095); Mr. Walter ($77,180); and Mr. Barrett ($82,461) and (y) relocation expenses, including reimbursement for temporary housing, automobile expenses and a temporary housing allowance for Mr. Barrett ($38,744).

The incremental cost of all perquisites and personal benefits is their actual cost, except for personal use of corporate aircraft. We own and operate our own aircraft and also own fractional interests in aircraft. These aircraft are used to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is (a) variable operating cost, which includes fuel per flight hour, engine reserves per flight hour (engine reserves are an accrued expense for future maintenance on the aircraft engines), average repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, hourly rate and fuel cost premiums for fractional interest flights, and actual per flight hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges for flights that actually transport executives, minus (b) amounts reimbursed to us by the executive for a flight. Fixed costs, such as flight crew salaries, wages and other employment costs, employee seminars and training, depreciation, building/hangar rent, aircraft lease expense, utilities, general liability insurance and other insurance costs, are not included in the calculation of incremental cost because we incur these expenses regardless of the personal use of the corporate aircraft by the executives.

(b)

The tax reimbursements paid to Mr. Clark included $9,587 for imputed income on the personal use of Company aircraft and $7,545 for imputed income with respect to relocation expenses and a temporary housing allowance. The tax reimbursements paid to Mr. Schlotterbeck included $1,974 with respect to the imputed income for personal use of the corporate aircraft The tax reimbursements paid to Mr. Barrett included $10,192 with respect to the imputed income for personal use of the corporate aircraft and $24,841 with respect to temporary housing, automobile and relocation expenses and a temporary housing allowance. The tax reimbursements paid to Mr. Walter included $3,761 with respect to the imputed income for personal use of the corporate aircraft. Also includes tax reimbursements of less than $200 for each of Messrs. Clark, Henderson, Schlotterbeck and Walter with respect to imputed income for expenses associated with spousal attendance at Company meetings.

(c)

The severance benefits provided to Mr. Parrish included: cash severance ($1,436,503); interest on the cash severance payments ($15,350); and subsidized medical coverage for Mr. Parrish and his family members ($9,779). The accrued vacation paid to Mr. Parrish was $47,769.

Employment Agreements and Other Employment Arrangements

Our practice is to enter into a multi-year employment agreement with only our Chief Executive Officer (including Mr. Walter, our former Chief Executive Officer), to provide continuity and stability in leadership for the organization and to provide the opportunity to identify successors. With our other named executives, we generally enter into offer letters to document employment terms, including initial base salary and target incentive amounts and on-going severance benefits, to attract and retain them. During fiscal 2008, we were a party to employment agreements with Mr. Clark and Mr. Walter and offer letters with Mr. Henderson, Mr. Barrett and Mr. Parrish. Our subsidiary, ALARIS Medical Systems, Inc. (“Alaris”), was party to a retention agreement with Mr. Schlotterbeck. Messrs. Clark, Walter, Schlotterbeck, Barrett and Parrish have agreed (a) to comply with non-compete (except in the case of Mr. Schlotterbeck) and non-solicitation covenants during the term of their employment and generally for a period ranging from one to three years thereafter as described below in “Potential Payments on Termination or Change of Control of Cardinal Health,” and (b) to keep our proprietary information and trade secrets confidential. The employment agreements and offer letters we have entered into with our named executives provide for payments and other benefits upon various termination events, as discussed below in “Potential Payments on Termination or Change of Control of Cardinal Health.” Mr. Parrish ceased to be an employee in November 2007, and Mr. Walter retired as an employee and officer of Cardinal Health, but will continue as a consultant. He continued to serve as a director until his term expired at the Annual Meeting. Messrs. Parrish and Walter received the payments and other benefits in connection with their terminations of employment discussed below in “Potential Payments on Termination or Change of Control of Cardinal Health.”

Clark Employment Agreement.    In September 2007, we entered into an amendment to Mr. Clark’s employment agreement pursuant to which he has served as our Chairman of the Board and Chief Executive Officer since November 2007. Prior to November 2007, Mr. Clark served as our President and Chief Executive Officer. The amended employment agreement, which was further amended in September 2008 in connection with the Board’s plans to spin-off our clinical and medical products businesses, sets forth the terms of Mr. Clark’s service and compensation through February 2013, but allows the Board to terminate his employment without cause at any time.

For the reasons discussed in the “Compensation Discussion and Analysis—Employment Agreements and Offer Letters,” the amended employment agreement provides that Mr. Clark will receive total direct compensation (consisting of annual base salary, target annual cash incentive award and target long-term incentive awards) in an amount in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in our Comparator Group. Mr. Clark will receive an annual base salary of not less than $1,400,000, as such amount may be increased by the Committee from time to time. The amended employment agreement reflects the grants for fiscal 2008 set forth in the “Grants of Plan-Based Awards for Fiscal Year 2008” table below and provides that for fiscal 2009 and subsequent years he will be granted long-term incentive grants in an amount determined by the Committee that, when combined with the then-current annual base salary and target bonus in respect of such fiscal year, will be in the range of the 65th percentile of the value of the aggregate annual base salary, target annual bonus and target annual long-term equity and target long-term cash incentive grants to the individuals serving as both chairman and chief executive officer of members of the Comparator Group. Mr. Clark also receives other benefits and perquisites on a basis that is commensurate with his position, including personal use of our aircraft.

Walter Employment Agreement.    In April 2006, in connection with the Board’s succession plan, the Board appointed Mr. Walter, who until that date had served as our Chief Executive Officer, as our Executive Chairman of the Board. In September 2007, in line with the Board’s succession plan, we agreed that on November 8, 2007, Mr. Walter would become Executive Director. We entered into the Second Amended and Restated Employment Agreement with Mr. Walter providing for him to serve as Executive Chairman, and then Executive Director, until June 30, 2008. Mr. Walter’s employment agreement provides generally that Mr. Walter would receive an annual base salary of not less than $900,000. Under this agreement, he was eligible to receive a target annual bonus of 150% of his annual base salary. The amended employment agreement reflects the grants for fiscal 2008 set forth in the “Grants of Plan-Based Awards for Fiscal Year 2008” table below, with 70% of his long-term equity award in stock options and 30% in RSUs. Mr. Walter received other benefits and perquisites generally applicable to our most senior executives. Mr. Walter was no longer eligible to use our aircraft for personal travel effective in November 2007, when he ceased to be Executive Chairman of the Board. Mr. Walter’s employment agreement requires that he provide certain consulting services to us for five years following his retirement as an employee and officer of Cardinal Health on June 30, 2008 and that we pay him $1 million per year as compensation for such services.

Barrett Offer Letter.    George S. Barrett was hired as our Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008. In connection with his employment, we entered into an offer letter providing for an annual base salary of $975,000 and a target annual bonus of 100% of his base salary. For fiscal 2008, we guaranteed that his MIP award would be no less than 50% of his target, with such amount prorated from his start date through the end of the fiscal year. We also paid Mr. Barrett a cash sign-on bonus of $500,000, which he is required to repay if he terminates his employment without good reason within 12 months of his start date. Mr. Barrett received an award of 215,000 stock options, vesting ratably over three years, and 75,000 RSUs, vesting ratably over three years. Mr. Barrett also received a special equity award of 13,333 RSUs, which will vest in full on February 15, 2009. Mr. Barrett’s target opportunity under the long-term incentive cash program for fiscal 2008-2010 is $656,072. Mr. Barrett is eligible for Cardinal Health’s executive relocation program. In addition, until the earlier of the date of Mr. Barrett’s relocation to Dublin or August 2009, he will be reimbursed on an after-tax basis for reasonable temporary living expenses, and he may have use of our aircraft on an after-tax basis for commuting purposes, with the approval of the CEO and based on availability.

Grants of Plan-Based Awards for Fiscal Year 2008

The following table supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2008.

	Approval Date	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)		All Other Option Awards: Number of Securities Underlying Options (#) (3)		Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
			Threshold ($)	Target ($)	Maximum ($)
R. Kerry Clark
Annual Cash Incentive			$1,383,607	$2,306,011	$4,612,022
2008-2010 Performance Cash			$1,470,900	$2,451,500	$4,903,000
Stock Options	8/07/2007	8/15/2007						174,525		$67.26	$4,097,847
RSUs	8/07/2007	8/15/2007				40,616				$67.26	$2,731,832
Stock Options	9/20/2007	10/15/2007						14,063		$64.73	$315,011
RSUs	9/20/2007	10/15/2007				3,244				$64.73	$209,984

Jeffrey W. Henderson
Annual Cash Incentive			$417,377	$695,628	$1,391,256
2008-2010 Performance Cash			$405,000	$675,000	$1,350,000
Stock Options	8/07/2007	8/15/2007						56,923		$67.26	$1,013,229
RSUs	8/07/2007	8/15/2007				13,247				$67.26	$890,993

David L. Schlotterbeck
Annual Cash Incentive			$444,902	$741,503	$1,483,006
2008-2010 Performance Cash			$435,000	$725,000	$1,450,000
Stock Options	8/07/2007	8/15/2007						61,139		$67.26	$1,088,274
RSUs	8/07/2007	8/15/2007				14,228				$67.26	$956,975

George S. Barrett
Annual Cash Incentive (6)			$247,746	$412,910	$825,820
2008-2010 Performance Cash (6)			$393,643	$656,072	$1,312,144
Stock Options	1/30/2008	2/15/2008						215,000	(7)	$60.31	$3,096,000
RSUs	1/30/2008	2/15/2008				75,000	(7)			$60.31	$4,523,250
RSUs	1/30/2008	2/15/2008				13,333	(7)(8)			$60.31	$804,113

Robert D. Walter
Annual Cash Incentive			$833,764	$1,389,607	$2,779,214
Stock Options	8/07/2007	8/15/2007						187,826		$67.26	$4,410,154
RSUs	8/07/2007	8/15/2007				28,100				$67.26	$1,890,006

Mark W. Parrish (9)
Annual Cash Incentive			$429,902	$716,503	$1,433,006
2008-2010 Performance Cash			$420,000	$700,000	$1,400,000
Stock Option	8/07/2007	8/15/2007						53,665	(9)	$67.26	$955,237
RSUs	8/07/2007	8/15/2007				12,489	(9)			$67.26	$840,010

(1)

This information relates to award opportunities we granted during fiscal 2008 under our MIP with respect to fiscal 2008 performance and under our long-term incentive cash program with respect to fiscal 2008-2010 performance. For a discussion of these plans, see “Executive Compensation—Compensation Plans.”

(2)

Unless otherwise noted, all stock awards (a) are RSUs granted during the fiscal year, (b) are granted under our LTIP, (c) vest ratably over three years, and (d) accrue dividends that are payable upon vesting of the RSUs.

(3)

Unless otherwise noted, all option awards (a) are nonqualified stock options granted during the fiscal year, (b) are granted under our LTIP, (c) vest in equal amounts over three years, and (d) have a term of seven years.

(4)	The option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(5)

We valued the RSUs as of the grant date by multiplying the closing price of our common shares on the NYSE on that date times the number of RSUs awarded. We valued the options utilizing a lattice model to provide a grant date fair value of the options. The lattice model incorporates a number of assumptions. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Clark: expected option life: 7.00 years; dividend yield: 0.71% to 0.74%; risk-free interest rate: 4.53% to 4.57%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Henderson: expected option life: 4.72 years; dividend yield: 0.71%; risk-free interest rate: 4.42%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Schlotterbeck: expected option life: 4.72 years; dividend yield: 0.71%; risk-free interest rate: 4.42%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Barrett: expected option life: 4.96 years; dividend yield: 0.80%; risk-free interest rate: 2.75%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Walter: expected option life: 7.00 years; dividend yield: 0.71%; risk-free interest rate: 4.57%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Parrish: expected option life: 4.72 years; dividend yield: 0.71%; risk-free interest rate: 4.42%; and expected volatility: 27.00%. There is no certainty that executives will realize any value from these options, and to the extent they do those amounts may have no correlation to the amounts reported above.

(6)

Mr. Barrett was elected our Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008. His target annual incentive under the MIP for fiscal 2008 was 100% of his base salary, prorated from his start date with us through the end of the fiscal year. We also guaranteed that Mr. Barrett’s MIP award would be paid at no less than 50% of target for fiscal 2008. His long-term incentive cash program award for the fiscal 2008-2010 performance period was prorated from his start date with us through the end of the performance period.

(7)

These equity awards were approved by the Committee and granted to Mr. Barrett in February 2008 in connection with his employment with us as Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services. These equity awards represented his initial equity grant, which approximated the value of, and replaced, the unvested equity awards Mr. Barrett forfeited when he left his previous employer.

(8)	These RSUs will vest in full on the first anniversary of the grant date.

(9)

Mr. Parrish received ratable vesting of unvested stock options and RSUs based upon the portion of the remaining vesting period elapsed when his employment terminated in November 2007, with the termination deemed to have qualified as “retirement” under the terms of the outstanding equity awards. The remaining unvested equity awards, including 10,257 RSUs and 44,071 stock options set forth in this table, were forfeited.

Compensation Plans

Management Incentive Plan or “MIP.”    Key executive employees, including our named executives, are eligible to receive annual incentive cash awards under the MIP. Under the MIP, the Committee establishes performance criterion during the first three months of each fiscal year and may establish performance goals. For fiscal 2008, the Committee established the overall company performance criterion of 8% return on shareholders’ equity, which must be satisfied before any payout can be made to named executives under the MIP. This performance criterion is designed to allow payments under the MIP to be performance-based compensation under the Code and to be fully tax deductible.

The Committee also established performance goals under the MIP for fiscal 2008, based upon the achievement of a specified level of growth in NOPAT and return on tangible capital. NOPAT is: (a) earnings from continuing operations, as disclosed on our statement of earnings, excluding (i) “special items” and “impairment charges and other” line items from our statement of earnings, and (ii) other adjustments approved by the Committee; and then (b) adjusted for taxes. Return on tangible capital is NOPAT divided by net tangible capital. Net tangible capital is calculated as total assets less (total liabilities, goodwill and intangibles, cash and equivalents, short term investments available for sale and assets held for sale and discontinued operations) plus (current portion of long-term obligations and short-term borrowings, liabilities from businesses held for sale and discontinued operations, and long-term obligations), adjusted to exclude the after-tax impact on net tangible capital of (a) “Special items” and “Impairments, gain (loss) on sale of assets and other” line items from our statement of earnings; and (b) other adjustments approved by the Committee. As explained in “Compensation Discussion and Analysis,” the Committee established a matrix of potential cash award percentages based upon achievement of varying NOPAT and return on tangible capital levels for fiscal 2008. The cash award percentage from the matrix determines the total pool for cash awards under the MIP; provided that if we do not achieve the minimum performance goals with respect to either NOPAT or return on tangible capital, but we achieve the performance criterion with respect to return on shareholders’ equity, the Committee may, in its discretion, fund the pool for cash awards and make annual incentive awards to named executives under the MIP.

See “Potential Payments on Termination or Change of Control of Cardinal Health” for information on the effect of termination or a change of control.

2005 Long-Term Incentive Plan or “LTIP.”    In November 2005, our shareholders approved the LTIP. Under the LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards and cash awards to employees. As set forth in the “Grants of Plan-Based Awards for Fiscal 2008” table above, during fiscal 2008 we granted nonqualified stock options, RSUs, and long-term incentive cash awards to our named executives.

In August 2007, the Committee approved the long-term incentive cash program under the LTIP. This program is designed to reward outstanding performance over a three-year period. A new three-year performance cycle with new performance goals will begin each fiscal year. At the end of the three-year cycle, potential payouts may range from 0% to 200% of the executive’s aggregate annual incentive target based solely on achievement of the overall company performance metrics. To facilitate transition to the new plan, the proposed payout structure under the fiscal 2008-2010 performance period includes a two-year and a three-year goal, so that a potential payout of 40% could be made at the end of fiscal 2009, and a potential payout of 60% could be made at the end of fiscal 2010.

As explained in “Compensation Discussion and Analysis,” for the fiscal 2008-2010 performance period, the performance goals were established to reward management for attaining specified cumulative economic profit (as adjusted), measured as NOPAT less a capital charge. Economic profit may be adjusted for the following types of specific transactions: (a) non-recurring events, such as divestitures, changes in accounting standards or policies, or asset impairments; (b) certain acquisitions; and (c) financing transactions, such as selling accounts receivable. The Committee determines whether the performance goals have been achieved. See “Potential Payments on Termination or Change of Control of Cardinal Health” for additional information on the effect of termination or a change of control.

In August 2006, the Committee approved a written plan governing the terms of our Long-Term Incentive Cash Program for fiscal 2006-2008. The fiscal 2006-2008 performance cash program was established pursuant to the LTIP as an over-achiever plan. The Committee made awards to certain of our named executives. In August 2008, the Committee determined that our growth in annual NOPAT did not meet the minimum performance goal established for the fiscal 2006-2008 performance period, and no payouts under this program were made.

Employee Stock Purchase Plan or “ESPP.”    We also maintain a tax-qualified employee stock purchase plan, generally available to all employees including our named executives, that allows participants to acquire our common shares at a discount price. This plan allows participants to buy our common shares at a 15% discount to the lower of the closing price of our common shares on the first or last market trading day of an offering period with up to 15% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to profit when the value of our common shares increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of our common shares on the last trading day before the beginning of the enrollment period for each subscription period) of our common shares in any calendar year.

Potential Impact on Compensation from Executive Misconduct.    Under our benefit plans, we have the authority to require repayment, or subject outstanding awards to forfeiture, in certain instances of executive misconduct. These provisions are designed to prevent detrimental behavior, and permit us to recoup certain benefits in the event an executive has engaged in certain misconduct. Under our long-term incentive cash program and MIP, we are authorized to seek to recover cash incentive compensation paid to executive officers when the payment was based on the achievement of certain financial results that were subsequently restated if the executive officer caused or contributed to the need for the financial statement restatement.

Under our standard stock option agreement, an unexercised option is forfeited if the holder has engaged in specified conduct, described below, while employed by Cardinal Health or for three years after termination of employment, and we may require the holder to repay the gross option gain realized from the exercise of the options exercised within two or three years prior to such conduct. Under our standard RSU agreement, unvested RSUs and RSUs that vested within the look-back period of the RSU agreement and have been deferred are forfeited if the holder has engaged in specified conduct, described below, while employed by Cardinal Health or for three years after termination of employment, and we may require the holder to repay the value of the RSUs settled within three years prior to such conduct (or two years, in the case of competitive actions). The specified conduct includes:

•	disclosure or use of confidential information;

•	violation of Cardinal Health policies;

•	solicitation of business or Cardinal Health employees (during employment and for a period of 12 months following termination);

•	disparagement;

•	breach of any provision of an employment agreement or severance agreement; and

•	competitive actions.

We may also terminate all vested stock options if the executive’s employment is terminated for cause. We may also seek damages for breach of contract or seek other equitable relief. The remedies contained in our standard benefit plans and equity award agreements are subject to exceptions and different negotiated definitions and terms in individual employment agreements with named executives.

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2008

The following table shows the number of shares covered by exercisable and unexercisable stock options/SARs and unvested RSUs held by our named executives on June 30, 2008.

	Option/SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable		Option/SAR Exercise Price ($)		Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
R. Kerry Clark	332,500 0 0		332,500 174,525 14,063	(2) (3)* (4)*	$ $ $	70.00 67.26 64.73	04/17/2013 08/15/2014 10/15/2014	80,727	(10)	$4,163,899

Jeffrey W. Henderson	45,000 48,077 18,607 0		15,000 0 55,822 56,923	(5) (6) (3)*	$ $ $ $	54.19 54.19 66.34 67.26	04/18/2012 04/18/2015 08/15/2013 08/15/2014	25,670	(11)	$1,324,059

David L. Schlotterbeck	244,621 2,868 0		0 8,607 61,139	(6) (3)*	$ $ $	44.15 66.34 67.26	08/23/2014 08/15/2013 08/15/2014	15,321	(12)	$790,257

George S. Barrett	0		215,000	(7)*		$60.31	02/15/2015	88,333	(13)	$4,556,216

Robert D. Walter	187,500 562,500 272,384 440,529 486,009 507,086 562,500 142,483 346,337 49,690 0	(8) (8) (8)	0 0 0 0 0 0 0 0 33,422 149,072 187,826	(8) (8) (8)*	$ $ $ $ $ $ $ $ $ $ $	47.33 31.17 66.08 68.10 67.90 61.38 44.15 44.15 58.88 66.34 67.26	03/01/2009 11/15/2009 11/20/2010 11/19/2011 11/18/2012 11/17/2013 08/23/2014 08/23/2014 09/02/2012 08/15/2013 08/15/2014	48,150	(8)	$2,483,577

Mark W. Parrish	13,243 28,877 21,620 6,500 26,725 32,401 16,000 44,477 5,000 85,000 43,065 27,960 18,609 9,594	(9) (9) (9) (9)*	0 0 0 0 0 0 0 0 0 0 0 0 0 0		$ $ $ $ $ $ $ $ $ $ $ $ $ $	47.33 31.17 66.08 68.75 68.10 67.90 62.48 61.38 61.38 44.15 58.88 66.34 63.52 67.26	03/01/2009 11/15/2009 11/20/2010 07/02/2011 11/19/2011 11/18/2012 01/08/2013 11/17/2013 11/17/2013 08/23/2014 09/02/2012 08/15/2013 11/15/2013 08/15/2014	0		$0

*	Indicates the option grants during fiscal 2008 which are reported in the Grants of Plan-Based Awards Table.

(1)	The market value is equal to the product of $51.58, the closing price of our common shares on the NYSE on June 30, 2008, and the number of unvested RSUs.

(2)	These options were granted on April 17, 2006 and vest 25% per year over four years.

(3)	The options were granted on August 15, 2007 and vest 33% per year over three years.

(4)	The options were granted on October 15, 2007 and vest 33% per year over three years.

(5)	The options were granted on April 18, 2005 and vest 25% per year over four years.

(6)	The options were granted on August 15, 2006 and vest 25% per year over four years.

(7)	The options were granted on February 15, 2008 and vest 33% per year over three years.

(8)

Mr. Walter retired as an employee and officer of Cardinal Health on June 30, 2008. At such time and as a result of such retirement, an aggregate of 156,458 stock options that expire on September 2, 2012 and 17,028 RSUs vested. The remaining RSUs will vest during the period that Mr. Walter provides consulting services to us as follows: 18,863 shares on August 15, 2008; 1,056 shares on September 2, 2008; 18,864 shares on August 15, 2009; and 9,367 shares on August 15, 2010. The unvested stock options will continue to vest according to their terms during the period that Mr. Walter provides consulting services to us.

(9)

Mr. Parrish ceased to be an employee and officer of Cardinal Health in November 2007. In accordance with his November 2006 offer letter, Mr. Parrish received full vesting of 35,000 RSUs and ratable vesting of unvested stock options and of other unvested RSUs, based upon the portion of the vesting period elapsed at the date of the termination, with the termination deemed to have qualified as a “retirement” under the terms of the outstanding equity awards. The remaining unvested equity awards were forfeited. An aggregate of 88,125 stock options and 14,824 RSUs were forfeited.

(10)

Includes 43,860 RSUs granted during fiscal 2008, which are also reported in the Grants of Plan-Based Awards Table. The RSUs will vest as follows: 13,538 shares on August 15, 2008; 1,081 shares on October 15, 2008; 36,867 shares on April 17, 2009; 13,539 shares on August 15, 2009; 1,081 shares on October 15, 2009; 13,539 shares on August 15, 2010; and 1,082 shares on October 15, 2010.

(11)

Includes 13,247 RSUs granted during fiscal 2008, which are also reported in the Grants of Plan-Based Awards Table. The RSUs will vest as follows: 10,626 shares on August 15, 2008; 10,628 shares on August 15, 2009; and 4,416 shares on August 15, 2010.

(12)

Includes 14,288 RSUs granted during fiscal 2008, and are also reported in the Grants of Plan-Based Awards Table. The RSUs will vest as follows: 5,288 shares on August 15, 2008; 5,290 shares on August 15, 2009; and 4,743 shares on August 15, 2010.

(13)

All 88,333 RSUs were granted during fiscal 2008, and are also reported in the Grants of Plan-Based Awards Table. The RSUs will vest as follows: 38,333 shares on February 15, 2009; 25,000 shares on February 15, 2010; and 25,000 shares on February 15, 2011.

Option Exercises and Stock Vested for Fiscal Year 2008

The table below shows the stock options/SARs that were exercised, and the RSUs that vested, during fiscal 2008 for each of our named executives.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)		Value Realized on Vesting ($) (3)
R. Kerry Clark	0		0	36,867		$1,910,079
Jeffrey W. Henderson	0		0	21,210		$1,193,155
David L. Schlotterbeck	0		0	546		$36,959
George S. Barrett	0		0	0		$0
Robert D. Walter	543,902	(4)	$13,541,872	44,608	(5)	$2,757,672
Mark W. Parrish	0		0	56,284	(6)	$3,453,918

(1)	Value calculated as the amount by which the closing price of the underlying common shares on the NYSE on the date of exercise exceeds the option or SAR exercise price before withholding of any taxes.

(2)

The number of shares acquired on vesting includes the following RSUs deferred at the election of the named executive, net of required withholdings: Mr. Clark—35,087; Mr. Henderson—14,694; Mr. Schlotterbeck— 533; Mr. Barrett—0; Mr. Walter—35,112; and Mr. Parrish— 34,212 (the deferral period lapsed prior to the end of the fiscal year with respect to 30,000 of these RSUs).

(3)	Value calculated by multiplying the closing price of a common share on the NYSE on the vesting date times the number of shares acquired on vesting before withholding taxes.

(4)

Of the options Mr. Walter exercised during fiscal 2008, the option to purchase 96,402 shares was scheduled to expire in March 2008, and the option to purchase 135,000 shares was scheduled to expire in August 2008. Mr. Walter exercised these options, acquired the shares, and continues to hold the shares. In addition, Mr. Walter exercised a cash-settled SAR with respect to 312,500 shares, with the cash payment deferred in accordance with the terms of the SAR grant, as disclosed in the Nonqualified Deferred Compensation in Fiscal Year 2008 table below. In fiscal 2006, Mr. Walter received a SAR with respect to 862,500 shares. As we disclosed in our 2005 proxy statement, the SAR was granted to Mr. Walter as a result of our discovery that a portion of an option to purchase 1,425,000 shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the EIP. In order to satisfy the original intent and understanding of Cardinal Health with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. Walter and Cardinal Health entered into an agreement in August 2005 setting forth the terms of the SAR. The SAR grant was not intended or made as additional compensation to Mr. Walter in fiscal 2006; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. Walter’s agreement that the portion of the 1999 option relating to the 862,500 shares in excess of the share limitation would be cancelled. Upon exercise of the SAR (but subject to the deferral described above), Mr. Walter is entitled to receive cash in an amount equal to the fair market value per underlying share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of shares as to which the SAR is exercised. Consistent with the fact that the 1999 option award is fully vested, the SAR was fully vested and had a term expiring in November 2009, the expiration date of the 1999 option award (or, if earlier, on the first business day that is at least six-months after the first day that Mr. Walter is not an employee of Cardinal Health by reason of having a separation from service).

(5)

Mr. Walter retired as an employee and officer of Cardinal Health on June 30, 2008. At such time and as a result of such retirement, an aggregate of 17,028 RSUs vested under the terms of our Amended and Restated Equity Incentive Plan (the “EIP”) as described below.

(6)

Mr. Parrish ceased to be an employee and officer of Cardinal Health in November 2007. In accordance with his November 2006 offer letter, Mr. Parrish received full vesting of 35,000 RSUs and ratable vesting of unvested stock options and other unvested RSUs and restricted stock based upon the portion of the remaining vesting period elapsed at the date of the termination, resulting in an aggregate of 42,919 RSUs vesting. The remaining unvested RSUs and restricted stock were forfeited.

Nonqualified Deferred Compensation in Fiscal Year 2008

We maintain a nonqualified Deferred Compensation Plan, or DCP, which is further described below, allow for deferral of RSUs beyond the vesting date, have a deferred retention bonus arrangement with Mr. Schlotterbeck, and have a deferred arrangement with respect to a cash-settled SAR with Mr. Walter. The following table provides information regarding accounts of our named executives under each of these arrangements. We do not maintain non-qualified pension plans or supplemental executive retirement plans for our named executives.

Name	Executive Contributions in Last FY ($) (1)(2)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)(4)
R. Kerry Clark
DCP Cash	$802,892	$12,654	$(149,685)	$0	$813,090
Deferred RSUs	$1,817,857	$0	$(676,809)	$0	$3,619,523

Jeffrey W. Henderson
DCP Cash	$148,242	$10,654	$(23,926)	$0	$261,428
Deferred RSUs	$757,035	$0	$(92,987)	$169,670	$909,459

David L. Schlotterbeck
DCP Cash	$0	$6,000	$(147)	$0	$25,638
Deferred RSUs	$36,079	$0	$(8,587)	$0	$27,492
Deferred Retention Bonus	$0	$0	$147,623 (5)	$0	$2,608,001

George S. Barrett
DCP Cash	$26,250	$10,000	$(1,135)	$0	$35,041
Deferred RSUs	$0	$0	$0	$0	$0

Robert D. Walter
DCP Cash	$495,423	$10,000	$976,746	$0	$21,178,962
Deferred RSUs	$1,236,584	$0	$(5,619,359)	$0	$15,317,661
Deferred SAR	$9,107,188	$0	$1,881,613 (6)	$0	$33,948,985

Mark W. Parrish
DCP Cash	$53,959	$192	$(16,530)	$0	$625,323
Deferred RSUs	$161,308	$0	$(39,631)	$0	$121,677

(1)	The DCP cash amounts shown include salary deferred during fiscal 2008, and amounts deferred during fiscal 2008 under our annual cash incentive awards with respect to services performed in fiscal 2007.

(2)	Includes amounts that are reported in the Summary Compensation Table of this proxy statement or in prior years’ proxy statements, in the amounts quantified below:

Name	Contributions and Earnings in Last Fiscal Year included in both Nonqualified Deferred Compensation Table and 2008 Summary Compensation Table	Aggregate Balance at Last Fiscal Year-End included in Nonqualified Deferred Compensation Table and previously reported in Summary Compensation Tables
R. Kerry Clark
DCP Cash	$815,546	$142,577
Deferred RSUs	$1,817,857	$4,901,584

Jeffrey W. Henderson
DCP Cash	$158,895	$108,260
Deferred RSUs	$316,108	$955,478

David L. Schlotterbeck
DCP Cash	$6,000	$18,000
Deferred RSUs	$36,079	$33,223
Deferred Retention Bonus	$12,794	$2,332,070

George S. Barrett
DCP Cash	$36,250	$0
Deferred RSUs	$0	$0

Robert D. Walter
DCP Cash	$505,423	$11,181,803
Deferred RSUs	$0	$13,504,139
Deferred SAR	$511,247	*

Mark W. Parrish
DCP Cash	$54,152	$93,000
Deferred RSUs	$133,418	$138,898

*

We reported in the Summary Compensation Table in our 2006 proxy statement that Mr. Walter received a SAR with respect to 862,500 shares. The SAR was granted to Mr. Walter as a result of our discovery that a portion of an option to purchase 1,425,000 shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the EIP. In order to satisfy the original intent and understanding of Cardinal Health with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. Walter and Cardinal Health entered into an agreement in August 2005 setting forth the terms of the SAR. This SAR grant was not intended or made as additional compensation to Mr. Walter in fiscal 2006, 2007 or 2008; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. Walter’s agreement that the portion of the 1999 option relating to the 862,500 shares in excess of the share limitation would be cancelled. The grant of the option also had been disclosed in the Summary Compensation Table in our 2000 proxy statement.

(3)

The Aggregate Earnings with respect to DCP Cash is calculated based upon the change in value of the investment options selected by the executive officer during the year, as described in more detail below. The Aggregate Earnings with respect to Deferred RSUs is calculated based upon the change in price of our common shares from the first day of the fiscal year (or the date of the vesting of the RSUs if they vested during the fiscal year) to the last day of the fiscal year.

(4)

The Aggregate Balance has been reduced in the amount of fees paid by the executive in fiscal year 2008 pursuant to the DCP in the following amounts: Mr. Clark—$300; Mr. Henderson—$197; Mr. Schlotterbeck—$154; Mr. Barrett—$74; Mr. Walter—$5,523; and Mr. Parrish—$275.

(5)

Since Mr. Schlotterbeck remained an employee through June 28, 2006, he earned a retention bonus (the “Retention Bonus”) of $2,320,000, which is equal to the sum of (a) 200% of his then annual base salary ($580,000), and (b) 200% of his then target bonus (100% of base salary). The Retention Bonus will be paid (with interest accruing from June 28, 2006 through the deferred payment date at the rate of 6.0%) as soon as practicable following the first to occur of (x) Mr. Schlotterbeck’s death, or (y) within 15 days following the first date after June 30, 2008 on which Mr. Schlotterbeck could be paid the Retention Bonus without subjecting us to the limitations on deductibility imposed by Section 162(m) of the Code.

(6)

Interest is payable by us on the deferred SAR cash settlement amount at the prime rate published in the Wall Street Journal on the first publication date of each calendar quarter. The interest is credited at the end of each calendar quarter and the resulting balance is compounded quarterly. The proceeds of the deferred SAR will be paid to Mr. Walter (with interest accrued from the exercise date at the prime rate), subject to certain exceptions, on the first business day that is at least six months following the termination of his employment with Cardinal Health by reason of a separation from service.

Our DCP permits certain management employees to defer salary and bonus into any of several investment alternatives, including, except with respect to executive officers, a stock equivalent account. Our executive officers may defer between 1% and 20% of their cash compensation, including base salary and bonus (effective January 1, 2009, between 1% and 50% of their base salary and between 1% and 100% of incentive compensation). In addition, we may, in our discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. In general, matching contributions may be made at the same rate applicable to the person under our 401(k) Savings Plan. We may also credit a participant’s account an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as profit sharing credits, and we may also make additional discretionary contributions to a participant’s account in an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as a social security supplemental credit. Contributions made with respect to our named executives are set forth in the All Other Compensation Table on page 40 of this proxy statement.

To measure the amount of our obligation to each participant under the plan, we maintain a separate bookkeeping record, which we refer to as an account, for each participant. The participants are permitted to direct the investment of the portion of the accounts allocable to that participant in the same manner the participant is permitted to direct the investment of the participant’s account under our 401(k) Savings Plan. The notional investment options available under our DCP are substantially the same investment options that are available in our 401(k) Savings Plan. We then credit or debit the participant’s account with the actual earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the plan. An executive officer is not permitted to elect to invest future contributions in his or her account in the Cardinal Health stock fund.

For management employees, deferred balances are paid upon retirement, termination from employment, death, disability or on a fixed future date. Some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with Cardinal Health, which are fully accelerated upon a change of control (defined as described under “Potential Payments Upon Termination or Change of Control of Cardinal Health” below). If the participant terminates employment with Cardinal Health due to retirement, death, total disability, or pursuant to a change of control, all amounts subject to such vesting requirements shall vest. If a participant terminates employment before satisfying the vesting requirements, all amounts subject to the vesting requirements are forfeited.

Deferred balances are paid in cash, or, until January 1, 2009, at the election of the participant in common shares in kind, with any fractional shares paid in cash. The plan contains a dividend reinvestment feature for the stock equivalent account with dividends generally being reinvested in investment options other than the stock equivalent account for reporting persons under Section 16 of the Exchange Act. The plan is not intended to qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “top hat” plan for a select group of management or highly compensated employees.

A named executive may defer receipt of the common shares represented by an RSU which would otherwise be settled on the date of vesting until after the named executive has a separation from service or until a fixed future date. Irrevocable deferral elections are completed prior to the grant date of an RSU and apply only to shares scheduled to vest at least 12 months after the date of the deferral election. Until shares are issued, the named executive is entitled to receive cash payments in an amount equivalent to what would be received if the shares underlying the RSU were issued to the named executive. Cash amounts equivalent to dividends declared prior to the date the RSU vests are accrued until the vesting date, and thereafter such amounts are paid as and when dividends are declared, and are deferred under the Deferred Compensation Plan.

Potential Payments on Termination or Change of Control of Cardinal Health

We have entered into agreements and we maintain plans that provide for compensation to our named executives upon certain triggering events that result in termination of employment (including termination following a change of control of Cardinal Health). In the tables below, we have presented compensation that would have been payable to each named executive if a triggering event had occurred as of June 30, 2008, the last day of our last fiscal year, given the named executive’s compensation and service levels as of such date and, if applicable, based on Cardinal Health’s closing share price on that date. In the following paragraphs, we describe the provisions of our various plans, including our Amended and Restated Equity Incentive Plan, or EIP, LTIP, long-term incentive cash program and MIP, and the benefits under these plans in the event of each triggering event. We have also described the assumptions that we used in creating the tables. Some of our employment agreements and offer letters provide for modifications to the standard terms of our plans.

Unless otherwise noted in the footnotes to the tables with respect to specific named executives, the descriptions of the payments or valuations below are applicable to each of the following tables related to potential payments upon termination and/or change in control.

Non-Compete and Non-Solicitation Agreements.    Messrs. Clark, Barrett, Walter and Parrish have entered into non-compete and non-solicitation agreements, described in the tables below. In addition, our standard stock option and RSU award agreements (subject to the terms of the specific employment agreements with our named executives), provide that if the named executive violates the provisions contained in the award agreements with respect to: (a) competitive actions, then unexercised stock options and unvested RSUs will be forfeited, and we may seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period of one to three years from the violation, or (b) confidentiality, non-disparagement or non-solicitation of business or Cardinal Health employees (during employment and for a period of 12 months following termination), or breaches Cardinal Health policies, then unexercised stock options and unvested RSUs will be forfeited, we may seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period of one to three years from the violation, and we may bring an action for breach of contract. Under the terms of the long-term incentive cash program and the MIP, all or a portion of a final award may be subject to an obligation of repayment to Cardinal Health if the named executive violates an applicable non-competition and/or confidentiality covenant.

Termination For Cause.    In the tables below, we have provided the definition of “termination for cause” under the various employment agreements and offer letters with the named executives. A termination for cause under the EIP and the LTIP means termination of employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Cardinal Health or any subsidiary, or the intentional and repeated violation of our written policies or procedures; provided, that, under the LTIP, if the named executive has a severance or employment agreement with us that defines “cause,” then termination for cause has the meaning ascribed under that agreement. We may also have the right to cancel unexercised stock options and unvested RSUs, or seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period.

Involuntary Termination Without Cause and Termination for Good Reason.    The named executive will be entitled to certain benefits described in the tables below if we terminate the named executive’s employment without cause or if the named executive’s employment is terminated by the named executive for good reason. Under the MIP, if we terminate the employment of a named executive other than for cause during the fourth quarter of a performance period, the final bonus under the MIP will be reduced to reflect participation prior to termination only, and will be prorated based upon the length of time employed by us during the performance period and the progress toward achievement of the established performance criteria during that portion of the performance period in which the named executive was employed. If the named executive’s employment is terminated by us without cause, or if the named executive terminates his employment for good reason, the named executive has no right to payout under the long-term incentive cash program.

Termination by Reason of Retirement.    Generally, retirement means the termination of employment after attaining the age of 55, and having at least 10 years of continuous service with Cardinal Health (including service with an affiliate of Cardinal Health prior to the time that such affiliate became an affiliate of Cardinal Health). Under the EIP and LTIP, in the event of termination by reason of retirement, a pro rata portion of all unvested options and RSUs that have been held for at least six months will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to retirement during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period. None of the named executives, except Mr. Walter, meets our definition of retirement, and therefore are not eligible to receive normal retirement benefits.

Termination by Reason of Disability.    Under the LTIP, the long-term incentive cash program, the EIP and the MIP, “disability” has the meaning specified in our long-term disability plan applicable to the named executive at the time of his disability. Our long-term disability plan currently provides that, to be considered disabled because of an illness or injury, the executive must be: continuously unable to perform substantial and material duties of the executive’s own job; not be gainfully employed in any occupation for which the executive is qualified by education, training or experience; and be under the regular care of a licensed physician. Under the EIP and LTIP, in the event of termination by reason of disability, all unvested options and RSUs will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to disability during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period.

Termination by Death.    Under the EIP and the LTIP, if the named executive’s employment is terminated by reason of death, then all unvested stock options and RSUs granted under the plan will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to death during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period.

Definition of Change of Control of Cardinal Health.    Under the LTIP and EIP, a “change of control” means any of the following:

•

the acquisition by any entity of beneficial ownership of 25% or more of either our outstanding common shares or the combined voting power of our then-outstanding voting securities (other than any acquisition directly from us or any of our affiliates or employee benefit plans and any Non-Control Acquisition, defined below); or

•

a change in a majority of the members of our Board, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest); or

•

a reorganization, merger or consolidation, sale or other disposition of all or substantially all of our assets or our acquisition of assets or shares of another corporation (each, a “Business Combination”) unless such transaction is a Non-Control Acquisition; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.

A “Non-Control Acquisition” means a Business Combination where: (a) the beneficial owners of our outstanding common shares and voting securities immediately prior to such Business Combination beneficially own more than 50% of the outstanding common and the combined voting power of the then-outstanding voting securities of the resulting corporation (including a corporation which as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination; (b) no person beneficially owns 25% or more of our then-outstanding common shares or combined voting power of the resulting corporation (unless such ownership existed prior to the Business Combination); and (c) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of our Board (who were approved by a vote of at least a majority of the incumbent directors) at the time of the execution of the initial agreement, or the action of our Board, providing for such Business Combination.

Payments on Change of Control of Cardinal Health.    Under the terms of the LTIP and the EIP, on the date a change of control occurs, (a) all stock options become fully vested, and (b) the restrictions applicable to all RSUs lapse and these awards become fully vested. Pursuant to the LTIP and the EIP, in the event the named executive’s employment is terminated within two years after a change of control (other than as a result of death, retirement, disability or termination for cause), each stock option that is vested will remain exercisable until the earlier of three years from the date of the termination of employment or the expiration of the term of the stock option. Under our long-term incentive cash program, in the event of a change of control, all participants in the program become vested in and entitled to the pro rata portion of their target award at the time of the change of control. The MIP does not provide for payments upon a change of control of Cardinal Health.

Additional Assumptions and Valuation Methodology.    For purposes of the tables below, we have assumed the following:

•	the date of termination of employment is June 30, 2008, the end of our fiscal year;

•	the price of our common shares on the date of termination is $51.58 per share, the closing price of our common shares reported on the NYSE on June 30, 2008; and

•	with respect to Messrs. Walter and Parrish, we have presented the actual benefits provided to the named executive in connection with their termination of employment.

We have valued the accelerated vesting of stock options as the difference between our closing share price on June 30, 2008 and the exercise price for each option for which vesting is accelerated. We have valued accelerated vesting of RSUs by multiplying the closing price of our common shares on the NYSE on June 30, 2008 times the number of RSUs whose vesting is accelerated.

With respect to the fiscal 2008-2010 long-term incentive cash program, we have assumed that the performance criteria have been met and the target incentive is paid in full for the fiscal 2008 portion of the performance period. With respect to the fiscal 2006-2008 long-term incentive cash program, the performance criteria were not met at June 30, 2008, and we have assumed no payout under the program, other than in connection with a change of control. With respect to the MIP, we have assumed that the performance criteria have been met and the target incentive is paid.

The tables below reflect amounts that would become payable to our named executives under existing plans and employment agreements and arrangements, based on the assumptions set forth above. We have not included benefits that are available to all of our salaried employees on retirement, death or disability, including 401(k)

savings plan and other deferred compensation distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. Please see the Nonqualified Deferred Compensation Table for payments or benefits payable in connection with triggering events. Under our DCP, some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with Cardinal Health. If the participant terminates employment with Cardinal Health due to retirement, death or disability or there has been a change of control, all amounts subject to such vesting requirements will vest. The tables below include only increased payments and the value of vesting and acceleration under our DCP in connection with the triggering events.

The actual amounts that would be paid upon a named executive’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. In addition, in connection with any actual termination of employment or change in control transaction, we may determine to enter into one or more agreements or to establish arrangements providing additional benefits or amounts, or altering the terms of benefits described below. Other factors that could affect the amounts reported below include the time during the year of any such event, our share price and the named executive’s age.

The following table describes the potential compensation upon termination or a change in control for R. Kerry Clark, our Chairman and Chief Executive Officer.

R. Kerry Clark
Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause or by the Executive With Good Reason (2)	Due to Death or Disability (3)	Change of Control (4)
			Without Termination	With Termination Without Cause or For Good Reason (2)
Compensation:
Cash Severance	$7,512,022	$0	$0	$7,512,022
FY 2008 MIP	$2,306,011	$2,306,011	$0	$2,306,011
Long-Term Performance Incentives:
Incentive Cash Programs	$982,166	$982,166	$6,324,451	$6,324,451
Stock Options (Accelerated Vesting) (5)	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (6)	$3,094,181	$4,163,899	$4,163,899	$4,163,899

Benefits and Perquisites:
Medical and Dental Benefits (7)	$18,178	$18,178	$0	$18,178
Deferred Compensation	$0	$17,725	$17,725	$17,725
Interest on Deferred Severance Payments	$35,357	$0	$0	$35,357
280G Tax Gross-up (8)	$0	$0	$0	$8,139,232
Total:	$13,947,915	$7,487,979	$10,506,075	$28,516,875

(1)

For purposes of this table, we have assumed Mr. Clark’s compensation to be as follows: base salary equal to $1,450,000; annual incentive opportunity under our 2008 MIP to be $2,306,011; pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program for the year ended June 30, 2008 to be $982,166; and target opportunity under our fiscal 2006-2008 long-term incentive cash program to be $5,342,285. Mr. Clark is bound by the terms of a non-competition covenant in his employment agreement which, among other things, prohibits him from being employed by an entity that competes with us or any of our subsidiaries or affiliates (the “Cardinal Group”) for a period of two years after his termination of employment (the “Clark Restricted Period”). During the Clark Restricted Period, Mr. Clark also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group the business of any customer of the Cardinal Group at the time of Mr. Clark’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Clark knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Clark also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in his employment agreement and in the stock option and RSU agreements we have entered into with him.

(2)

A termination by Mr. Clark is for good reason in the following events: (a) the assignment to Mr. Clark of any duties materially inconsistent with his position, authority, duties or responsibilities, or any other action by us which results in a material diminution in his position, authority, duties or responsibilities; (b) any failure by us to comply with any of the compensation provisions contained in the employment agreement; (c) we require Mr. Clark to be based at any office or location more than 35 miles from Dublin, Ohio; (d) any purported termination by us of Mr. Clark’s employment other than as expressly permitted by the employment agreement; (e) any failure by us to comply with our obligation to require any successor to us to assume our employment agreement with Mr. Clark; and (f) pursuant to a September 2008 amendment to Mr. Clark’s employment agreement, a separation of our clinical and medical products businesses by means of a spin-off to our shareholders no later than December 31, 2009, provided that Mr. Clark then resigns not later than six months following any such separation.

Pursuant to Mr. Clark’s employment agreement, if we terminate Mr. Clark’s employment without cause or Mr. Clark terminates his employment for good reason, then Mr. Clark will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a pro rated portion of his target annual cash incentive for the fiscal year of the termination (payable within 30 days); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable over 24 months); (d) immediate vesting of his initial stock option grant (an option to purchase 665,000 common shares at an exercise price of $70.00 per share) and initial RSU grant (110,600 RSUs) and the ability to exercise all vested stock options until the end of their terms; (e) if termination is prior to February 28, 2013 or, pursuant to a September 2008 amendment to Mr. Clark’s employment agreement, upon or after a separation of our clinical and medical products businesses by means of a spin-off to our shareholders no later than December 31, 2009, the continued vesting of a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination (other than the initial stock option and RSU grants), and if termination is after February 28, 2013, the continued vesting of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, with the ability to exercise all vested stock options until the end of their terms; (f) the pro rata payout of long-term incentive cash program awards; and (g) medical and dental benefits for him and his dependents on a tax-free basis until the earlier to occur of the second anniversary of the termination or November 30, 2014.

Pursuant to Mr. Clark’s employment agreement, if Mr. Clark terminates his employment without good reason, then Mr. Clark will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable by us within 30 days); (b) if termination is after February 28, 2013 (without the consent of the Board), the continued vesting of a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, and if termination is either (i) after February 28, 2013 with the consent of the Board or (ii) after November 30, 2014, the continued vesting of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, with the ability to exercise all vested stock options until the end of their terms; and (c) if termination is after February 28, 2013, the pro rata payout of long-term incentive cash program awards and a pro rated portion of his target annual cash incentive for the fiscal year of the termination.

For purposes of Mr. Clark’s employment agreement, “cause” means: (a) the willful and continued failure of Mr. Clark to perform substantially his duties for us (other than such failure resulting from incapacity due to physical or mental illness), after a written notice is delivered by us; (b) the willful engaging by Mr. Clark in illegal conduct or gross misconduct which is materially and demonstrably injurious to Cardinal Health; (c) conviction of a felony or any crime involving dishonesty or moral turpitude or guilty or nolo contendere plea by Mr. Clark with respect thereto; or (d) a material breach of the covenants in the employment agreement, including covenants against competition, disclosure of confidential information, recruitment of Cardinal employees or disparagement. If Mr. Clark’s employment is terminated for cause, Mr. Clark is entitled to receive accrued and unpaid salary and annual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurred, if the bonus has not been paid.

(3)

Pursuant to Mr. Clark’s employment agreement, “disability” means the absence of Mr. Clark from his duties with Cardinal Health on a full-time basis for 120 consecutive days or longer, or an aggregate period of 180 days or longer, as a result of incapacity due to mental or physical illness.

Pursuant to Mr. Clark’s employment agreement, if his employment is terminated by reason of death or disability, he will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a pro rated portion of his target annual cash incentive for the fiscal year of the termination (payable within 30 days); (c) immediate vesting of his initial stock option and RSU grant and the ability to exercise all vested options until the end of their terms; (d) if termination is prior to February 28, 2013, the continued vesting or a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, and if termination is after February 28, 2013, the immediate vesting of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, with the ability to exercise all vested stock options until the end of their terms; (e) the pro rata payout of long-term incentive cash program awards; and (f) medical and dental benefits for him and his dependents on a tax-free basis until the earlier to occur of the second anniversary of the termination or November 30, 2014. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $11,701.

(4)

In the event of a change of control under our plans discussed above, Mr. Clark would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Clark, other than under the long-term incentive cash program. If Mr. Clark’s employment is terminated by us without cause, or by Mr. Clark for good reason, following a change of control, Mr. Clark would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event.

(5)

Assumes the accelerated vesting of 431,900 stock options in the event of involuntary termination without cause or termination by Mr. Clark with good reason (determined by the immediate vesting of the initial stock option grant and the ratable vesting of the remaining unvested stock options based upon the portion of the remaining vesting period elapsed at the date of termination). Assumes the accelerated vesting of 521,088 stock options for other events described in the table.

(6)

Assumes the accelerated vesting of 59,988 RSUs in the event of involuntary termination without cause or termination by Mr. Clark for good reason, and assumes the accelerated vesting of 80,727 RSUs for other termination events.

(7)

Pursuant to Mr. Clark’s employment agreement, as amended, we are required to continue to provide Mr. Clark and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained an active employee of Cardinal Health on a tax-free basis until the earlier to occur of the second anniversary of the termination or November 30, 2014. Our independent consultants used the following assumptions in valuing the medical benefits coverage through June 30, 2010: (a) a discount rate of 6.25% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(8)

If any payments made to Mr. Clark would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of “parachute payment” gross-up payments does not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming an excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, a state income tax rate of 6.24%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Any gross-up payments are required to be paid by us within five days of the later of (a) the date the excise tax is due, or (b) the receipt by an accounting firm of the determination of the amount of the gross-up payment.

The following table describes the potential compensation upon termination or a change in control for Jeffrey W. Henderson, our Chief Financial Officer.

Jeffrey W. Henderson

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause	Termination due to Death/Disability	Change of Control (2)
			Without Termination	With Termination Without Cause
Compensation:
Cash Severance	$0	$0	$0	$0
FY 2008 MIP	$695,628	$695,628	$0	$695,628
Long-Term Performance Incentives:
Incentive Cash Programs	$0	$270,431	$2,496,743	$2,496,743
Stock Options (Accelerated Vesting) (3)	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (4)	$0	$1,324,059	$1,324,059	$1,324,059
Total:	$695,628	$2,290,118	$3,820,802	$4,516,430

(1)

For purposes of this table, we have assumed Mr. Henderson’s compensation to be as follows: base salary equal to $700,000; annual incentive opportunity under our 2008 MIP to be $695,628; pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program for the year ended June 30, 2008 to be $270,431; and target opportunity under our fiscal 2006-2008 long-term incentive cash program to be $2,226,312. Mr. Henderson is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)

In the event of a change of control, and pursuant to our plans discussed above, Mr. Henderson would be entitled to the accelerated vesting of all outstanding equity awards. A change of control without termination of employment does not trigger additional cash payments to Mr. Henderson, other than under the long-term incentive cash program. If Mr. Henderson’s employment is terminated following a change of control, Mr. Henderson would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, as described in this table.

(3)	Assumes the accelerated vesting of 127,745 stock options.

(4)	Assumes the accelerated vesting of 25,670 RSUs.

The following table describes the potential compensation upon termination or a change in control for David L. Schlotterbeck, our Vice Chairman and Chief Executive Officer—Clinical and Medical Products.

David L. Schlotterbeck

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause (2)	Termination by the Executive–With or Without Good Reason (2)	Termination due to Death or Disability	Change of Control (3)
				Without Termination	With Termination Without Cause or With or Without Good Reason
Compensation:
Cash Severance	$0	$745,000	$0	$0	$745,000
FY 2008 MIP	$741,503	$741,503	$741,503	$0	$741,503
Long-Term Performance Incentives:
Incentive Cash Programs	$0	$290,463	$290,463	$2,771,072	$2,771,072
Stock Options (Accelerated Vesting) (4)	$0	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (5)	$0	$0	$790,257	$790,257	$790,257
Total:	$741,503	$1,776,966	$1,822,223	$3,561,329	$5,047,832

(1)

For purposes of this table, we have assumed Mr. Schlotterbeck’s compensation to be as follows: base salary equal to $745,000; annual target incentive opportunity under our 2008 MIP to be $741,503; pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program for the year ended June 30, 2008 to be $290,463; and target opportunity under our fiscal 2006-2008 long-term incentive cash program to be $2,480,609. Mr. Schlotterbeck is bound by the terms of a non-solicitation provision, which prohibits Mr. Schlotterbeck from soliciting officers or employees of Cardinal Health for a period of 12 months following his termination of employment. Mr. Schlotterbeck is also bound by the terms of a confidentiality provision in the agreement. Mr. Schlotterbeck is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)

If at any time after June 28, 2006, Mr. Schlotterbeck voluntarily terminates his employment, he will receive a one-time payment equal to his base annual pay as of the date of termination, payable by us as soon as practicable following the date of termination (or, if subject to Section 409A of the Code, on the six-month anniversary of the date of termination), and he will be entitled to receive a prorated annual bonus payment and a prorated cash payout under any then-applicable cash incentive plan in which he is then participating.

(3)

In the event of a change of control under our plans discussed above, Mr. Schlotterbeck would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Schlotterbeck, other than under the long-term incentive cash program. If Mr. Schlotterbeck’s employment is terminated following a change of control, Mr. Schlotterbeck would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, as described in this table.

(4)	Assumes the accelerated vesting of 69,746 stock options.

(5)	Assumes the accelerated vesting of 15,321 RSUs.

The following table describes the potential compensation upon termination or a change in control for George S. Barrett, our Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services.

George S. Barrett

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause or by the Executive With Good Reason (2)	Due to Death or Disability (3)	Change of Control (4)
			Without Termination	With Termination Without Cause or For Good Reason (2)
Compensation:
Cash Severance	$3,900,000	$0	$0	$3,900,000
FY 2008 MIP	$412,910	$412,910	$0	$412,910
Long-Term Performance Incentives:
Incentive Cash Programs	$0	$137,855	$137,855	$137,855
Stock Options (Accelerated Vesting) (5)	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (6)	$687,716	$0	$4,556,216	$4,556,216

Benefits and Perquisites:
Medical and Dental Benefits (7)	$18,180	$18,180	$0	$18,180
Deferred Compensation	$0	$5,824	$5,824	$5,824
280G Tax Gross-up (8)	$0	$0	$0	$2,408,172
Total:	$5,018,806	$574,769	$4,699,895	$11,439,157

(1)

For purposes of this table, we have assumed Mr. Barrett’s compensation to be as follows: base salary equal to $975,000; annual incentive opportunity under our 2008 MIP to be $412,901; and pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program for the year ended June 30, 2008 to be $137,855.

Pursuant to the Confidentiality and Business Protection Agreement, Mr. Barrett is bound by the terms of a non-competition covenant which, among other things, prohibits him from being employed by an entity that competes with the Cardinal Group for a period of two years after his termination of employment (the “Barrett Restricted Period”). During the Barrett Restricted Period, Mr. Barrett also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Barrett’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Barrett knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Barrett also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in a Confidentiality and Business Protection Agreement and in the stock option and RSU agreements we have entered into with him.

(2)

A termination by Mr. Barrett is for good reason in the following events: (a) he experiences a material diminution in his duties; (b) his annual base salary is reduced below $975,000; (c) his total direct compensation is not in line with that of other senior executives of Cardinal Health at his level or is significantly below market comparator data; (d) he no longer reports to the CEO or Board of Cardinal Health or any successor to Cardinal Health; (e) a successor to Cardinal Health fails to assume Cardinal Health’s obligations under the Barrett Offer Letter; or (f) we ask Mr. Barrett to relocate outside the vicinity of Dublin, Ohio.

If we terminate Mr. Barrett’s employment without cause or Mr. Barrett terminates his employment for good reason, then Mr. Barrett will receive: (a) severance equal to (i) two times his annual base salary and target annual bonus (payable by us in 24 equal monthly installments) if the termination is on or before January 2011, or (ii) one times his annual base salary and target annual bonus (payable by us in 12 equal monthly installments) if the termination is after January 2011; (b) immediate vesting of the initial special RSU grant

(13,333 RSUs); and (c) medical and dental benefits for him and his dependents for a period of two years. If we terminate Mr. Barrett’s employment without cause, he would be entitled to receive a pro rata payout under the fiscal 2008 MIP. If Mr. Barrett terminates his employment with good reason, he will not receive a payout under the MIP.

For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) the willful and continued failure of Mr. Barrett to perform his duties for us (other than such failure resulting from incapacity due to physical or mental illness); (b) an act by Mr. Barrett of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Cardinal Health or an affiliate; (c) a material breach of any provision of the Confidentiality and Business Protection Agreement; or (d) the intentional and repeated violation by Mr. Barrett of our written policies or procedures.

If Mr. Barrett voluntarily terminates his employment without good reason within 12 months of his start date, he will be required to repay Cardinal Health the $500,000 cash sign on bonus.

(3)	In the event Mr. Barrett’s employment is terminated due to death, the medical and dental benefits would be reduced to $11,704.

(4)

In the event of a change of control under our plans discussed above, Mr. Barrett would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Barrett, other than under the long-term incentive cash program.

(5)	Assumes the accelerated vesting of 215,000 stock options in the event of a change in control.

(6)

Assumes the accelerated vesting of: (a) 13,333 RSUs in the event of an involuntary termination without cause or a termination by Mr. Barrett with good reason; and (b) 88,333 RSUs in the event of a change in control.

(7)

Pursuant to Mr. Barrett’s offer letter, we are required to continue to subsidize the continued coverage of Mr. Barrett and any family members covered at the time of his termination under the health and medical benefit plans of Cardinal Health for a period of two years. Our independent consultants used the following assumptions in valuing the medical benefits coverage through June 30, 2010: (a) a discount rate of 6.25% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(8)

If any payments made to Mr. Barrett would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of “parachute payment” gross-up payments does not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming an excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, a state income tax rate of 6.24%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Any gross-up payments are required to be paid by us within five days of the later of (a) the date the excise tax is due, or (b) the date of the determination of the amount of the gross-up payment.

The following table describes the compensation and benefits payable to: (a) Robert D. Walter, our Executive Director and Former Executive Chairman of the Board, in connection with his retirement on June 30, 2008, and (b) Mark W. Parrish, our former Chief Executive Officer—Healthcare Supply Chain Services, upon his termination of employment.

Executive Benefits and Payments Upon Retirement/Termination	Robert D. Walter (1)		Mark W. Parrish (8)
Compensation:
Cash Severance	$0	(2)	$1,436,503	(9)
FY 2008 MIP	$416,883	(3)
Long-Term Performance Incentives:
Stock Options and SARs (Accelerated Vesting)	$0	(4)	$28,435	(10)
Restricted Share Units (Accelerated Vesting)	$878,304	(5)	$2,598,745	(11)

Benefits and Perquisites:
Medical and Dental Benefits	$0	(6)	$9,779	(12)
Deferred Compensation	$0	(7)	$0	(13)
Interest on Deferred Severance Payments	$0		$15,350
Unused Accrued PTO	$0		$47,769
Total:	$1,295,187		$4,136,581

(1)

Mr. Walter retired as an officer and employee on June 30, 2008 and ceased serving as our director when his term expired at the Annual Meeting. Mr. Walter has agreed to a non-competition covenant in his employment agreement which, among other things, prohibits him from being employed by an entity that competes with the Cardinal Group until July 1, 2010 (the “Walter Restricted Period”); provided, however, that Mr. Walter is not restricted from a role with a diversified entity or enterprise that may seek to do business with, or is in competition with, one or more businesses in the Cardinal Group, so long as Mr. Walter appropriately recuses himself from decisions and activities directly associated with such competitive components. During the Walter Restricted Period, Mr. Walter also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Walter’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Walter knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Walter also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in his employment agreement and in the stock option and RSU agreements we have entered into with him. Mr. Walter’s employment agreement provides that: (a) covenants or restrictions in any agreement, plan, program, policy or practice respecting Mr. Walter’s conduct will not be enforceable to cause a forfeiture or obligation to pay an amount realized by Mr. Walter (“Forfeiture or Payment”) except as a result of any breach of a covenant or restriction by Mr. Walter prior to the second anniversary of the vesting of the award; (b) the definitions of “Solicitation,” “Competitor” and “Cause” in any such agreement or plan is superseded by the definition contained in Mr. Walter’s employment agreement; (c) no covenant or restriction is enforceable to cause a Forfeiture or Payment to the extent the awards had vested prior to April 17, 2004; and (d) Mr. Walter is not subject to Forfeiture or Payment until after he has been afforded “due process” as defined in his employment agreement.

(2)

The Walter Employment Agreement requires that Mr. Walter provide certain consulting services to us until June 30, 2013 (the “Consulting Period”) and that we pay Robert D. Walter Company $1,000,000 per year as compensation, which will be the only compensation he is entitled to receive from us for these services. If, during the Consulting Period, we terminate his consulting arrangement (other than for cause, or due to death or disability), or Mr. Walter terminates the consulting arrangement with good reason, then we must continue to pay all compensation Mr. Walter would have received during the remainder of the Consulting Period.

“Cause” means: (a) the willful and continued failure of Mr. Walter to perform substantially his duties with us (other than such failure resulting from incapacity due to physical or mental illness), after a written notice is delivered by us; (b) the willful engaging by Mr. Walter in illegal conduct or gross misconduct which is materially and demonstrably injurious to us; (c) conviction of a felony or guilty or nolo contendere plea by Mr. Walter with respect thereto; or (d) a material breach of the covenants set forth in the employment agreement against competition, disclosure of confidential information, recruitment of our employees or disparagement.

(3)	Actual payout of the fiscal 2008 MIP approved by the Committee.

(4)

Value of the accelerated vesting of 156,458 stock options which is determined by the ratable vesting of unvested stock options based upon the portion of the remaining vesting period elapsed at the date of retirement. The remaining unvested stock options will continue to vest in accordance with their terms during the term of the consulting arrangement, provided that Mr. Walter complies with his obligations to perform consulting services specified in his employment agreement.

(5)

Value of the accelerated vesting of 17,028 RSUs which is determined by the ratable vesting of unvested RSUs based upon the portion of the remaining vesting period elapsed at the date of retirement, which will payout in January 2009. The remaining unvested RSUs will continue to vest in accordance with their terms during the term of the consulting arrangement, provided that Mr. Walter complies with his obligations to perform consulting services specified in his employment agreement.

(6)

Mr. Walter is entitled to participate in either the retiree benefits plan or to continue coverage under COBRA, in either case at his cost. COBRA is offered for the first 18 months following retirement. Retiree medical benefits are offered until the attainment of age 65. The monthly costs for these benefits are subject to change annually.

(7)	We will not be required to make increased payments, nor will vesting or other provisions be accelerated under the DCP as a result of Mr. Walter’s retirement on June 30, 2008.

(8)

Mr. Parrish ceased to be an officer and employee in November 2007. Mr. Parrish is bound by the terms of a non-competition agreement which, among other things, prohibits him from being employed by an entity that competes with the Cardinal Group for a period of 18 months after his termination of employment (the “Parrish Restricted Period”). During the Parrish Restricted Period, Mr. Parrish is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Parrish’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Parrish knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Parrish is also bound by a non-disparagement provision in the agreement. Mr. Parrish is also subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(9)

Under the offer letter dated November 2006, we will pay Mr. Parrish cash severance equal to the sum of 12 months of base salary plus Mr. Parrish’s target annual bonus, payable by us in 12 equal monthly installments (the first seven months of severance payments to be payable as soon as administratively practicable after June 1, 2008, with interest to the date of payment at the Prime Rate). Mr. Parrish received ratable vesting of unvested stock options and RSUs based upon the portion of the remaining vesting period elapsed at the date of the termination, with the termination deemed to have qualified as a “retirement” under the terms of outstanding equity awards. The remaining unvested equity awards were forfeited when Mr. Parrish’s employment terminated.

Mr. Parrish received full vesting of 35,000 RSUs and ratable vesting of unvested stock options and other unvested RSUs based upon the portion of the vesting period elapsed at the date of the termination, with the termination deemed to have qualified as a “retirement” under the terms of the outstanding equity awards. The remaining unvested equity awards were forfeited. An aggregate of 17,027; 16,307; 9,859; and 9,594 stock options that expire on September 2, 2012; August 15, 2013; November 15, 2013; and August 15, 2014, respectively, and 42,919 RSUs vested, and an aggregate of 9,011; 18,652; 16,391; and 44,071 stock options that expired September 2, 2012; August 15, 2013; November 15, 2013; and August 15, 2014,

respectively, and 14,824 RSUs were forfeited. An aggregate of 11,066 RSUs paid out in November 2007, an aggregate of 30,000 RSUs paid out in May 2008, and an aggregate of 1,853 RSUs will payout in November 2008.

(10)

Value of the accelerated vesting of 52,787 stock options which is determined by the ratable vesting of unvested stock options based upon the portion of the vesting period elapsed at the date of the termination.

(11)

Value of the accelerated vesting of 42,919 RSUs which is determined by full vesting of 35,000 RSUs and ratable vesting of other unvested RSUs based upon the portion of the vesting period elapsed at the date of the termination.

(12)

We have agreed to subsidize the continued medical coverage for Mr. Parrish and his family members until November 2009 at the same level of employer contribution applicable to similarly situated active employees of Cardinal Health during the severance period.

(13)	We will not be required to make increased payments, nor will vesting or other provisions be accelerated under the DCP as a result of Mr. Parrish’s termination.

Director Compensation

Compensation Philosophy.    Our Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure of our non-management director compensation and the amounts paid to our non-management directors. The Committee established the relative weighting of the stock-based awards for fiscal 2008 and 2009 as 65% to be delivered in stock options and 35% in RSUs.

Compensation Arrangements.    The table below shows the elements and amount of compensation we pay to our non-management directors:

Compensation Element	July 1, 2007 through November 6, 2007	November 7, 2007 through June 30, 2008
Annual Retainer	$70,000	$75,000
Equity Grants (1)
RSUs	$30,000	$42,000
Stock Options	(2)	$78,000
Committee Chairperson Annual Retainers:
Audit Committee	$15,000	$18,000
Compensation Committee	$8,000	$10,000
Nominating and Governance Committee	$6,000	$10,000
Audit Committee Member Annual Retainer	$2,000	$2,000
Presiding Director Annual Retainer	$15,000	$20,000
Excess Meeting Fees (3):
Full Day Special Meeting	$1,500	$1,500
Half Day Special Meeting	$750	$750

(1)

Each new non-management director receives an equity award grant upon initially being appointed or elected to the Board and an annual equity award grant on the date of our annual meeting of shareholders. The equity award grants are comprised of an option to acquire a number of common shares with a value of $78,000, based upon our standard method for valuing stock options for financial accounting purposes (assuming the option is held to term), and a RSU grant of the number of RSUs equal to $42,000, divided by the closing share price on the grant date. Both the option and RSUs vest in full one year from grant, except that if the subsequent year’s annual meeting is less than one year from grant, then they vest on the date of the subsequent year’s annual meeting. Options are granted with an exercise price equal to the closing price of our common shares on the NYSE on the grant date and are exercisable for seven years from the grant date. RSUs are settled in common shares. We accrue dividend equivalents on RSUs and pay the accumulated cash dividend equivalents on vesting of the RSUs.

(2)	Option awards granted between July 1, 2007 and November 6, 2007 were comprised of an option to acquire common shares equal to $210,000 divided by the closing share price on the grant date.

(3)

“Excess Meetings” are those meetings attended, during the year following each annual meeting of shareholders, after the director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly board meetings plus two, and excludes meetings attended by a non-committee member and written actions. Excess Meeting fees will not exceed $25,000 in any year. Prior to payment, excess meeting fees must be approved by the Committee.

When a special committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the committee members based upon the expected effort required, up to a maximum of $25,000 per project in any fiscal year.

The above retainer amounts are paid quarterly.

Option and RSU awards were made in August and November 2007 under our Amended and Restated Outside Director Equity Incentive Plan, as amended (the “ODEIP”), and future option and RSU awards will be made under our 2007 Nonemployee Directors Equity Incentive Plan (the “2007 Directors EIP”). The 2007 Directors EIP was approved by our shareholders in November 2007, and no additional awards will be made under the ODEIP. The ODEIP and the 2007 Directors EIP provide for grants in the form of nonqualified stock options, restricted shares and RSUs to members of the Board who are not our employees. These plans are not intended to qualify under Section 401(a) of the Code and are not subject to any of the provisions of ERISA. Under the ODEIP and the 2007 Directors EIP, all unvested options and RSUs become fully vested upon a “change of control” (defined as described above under “Potential Payment Upon Termination or Change of Control of Cardinal Health”).

Directors may receive additional compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of directors or Committee members. Directors may elect to defer payment of their fees into our DCP, one of the investment alternatives for which is the Cardinal Health stock fund. Deferrals into the Cardinal Health stock fund are valued as if each deferral were invested in common shares as of the deferral date. For directors, deferred balances under the DCP are paid upon termination from board service, death or disability. In all cases, payments generally will commence at least six months after the event triggering the payment. A director also may defer receipt of the common shares represented by an RSU which would otherwise be settled on the date of vesting until after termination from board service or until a fixed future date. Until shares are issued, the director is entitled to receive cash payments in an amount equivalent to what would be received if the shares underlying the RSU were issued to the director.

We also provide transportation or reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and Committee meetings and attendance at director education programs. We may reimburse directors for out-of-pocket expenses incurred by the director’s spouse in connection with spousal participation in occasional Board-related activities and may “gross-up” or reimburse the director for payment of taxes related to such reimbursement.

Director Compensation Table.    The members of our Board received the following compensation during fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		All Other Compensation ($) (3)	Total ($)
Colleen F. Arnold (4)	$66,522	$55,515		$116,870		$819	$239,726
George H. Conrades	$84,283	$38,017		$77,044		$1,271	$200,615
Calvin Darden	$76,750	$38,017		$77,044		$694	$192,505
John F. Finn	$88,109	$38,017		$77,044		$102	$203,272
Philip L. Francis (4)	$81,000	$54,196		$107,918		$1,042	$244,156
Robert L. Gerbig (5)	$28,245	$10,009		$27,161		$91	$65,506
Gregory B. Kenny (4)	$68,353	$55,506		$117,561		$297	$241,717
J. Michael Losh (6)	$91,940	$38,017		$77,044		$126	$207,127
John B. McCoy	$91,310	$38,017		$77,044			$206,371
Richard C. Notebaert	$102,239	$38,017		$77,044			$217,300
Michael D. O’Halleran	$79,500	$38,017		$77,044		$527	$195,088
David W. Raisbeck	$76,500	$38,017		$77,044		$202	$191,763
Jean G. Spaulding, MD	$74,500	$38,017		$77,044			$189,561
Matthew D. Walter (7)	$45,637	$10,009	(7)	$27,161	(7)	$96	$82,903

(1)

These awards are RSUs granted under our ODEIP. This dollar amount is the amount we recognized for financial statement reporting purposes during fiscal 2008 under FAS 123(R) (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named director. We valued the RSUs as of the grant date by multiplying the closing price of our common shares on the NYSE on that date times the number of RSUs awarded. We recognize the grant date fair value as an expense over the vesting period of the award. The grant date fair value per share for RSUs granted on November 7, 2007 was $60.45 per share. At June 30, 2008, the aggregate number of RSUs outstanding and held by each director was: Ms. Arnold—1,129; Mr. Conrades—1,168; Mr. Darden—1,168; Mr. Finn—1,168; Mr. Francis—1,716; Mr. Gerbig—0; Mr. Kenny—1,144; Mr. Losh—1,168; Mr. McCoy—1,168; Mr. Notebaert—1,168; Mr. O’Halleran—695; Mr. Raisbeck—1,168; Dr. Spaulding—1,168; and Mr. M. Walter—473.

(2)

These awards are non-qualified stock options granted under our ODEIP. This dollar amount is the amount we recognized for financial statement reporting purposes during fiscal 2008 under FAS 123(R) (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named director. We utilized a lattice model to provide a grant date fair value. We recognize the grant date fair value as an expense over the vesting period of the award. The lattice model incorporates a number of assumptions. The following range of assumptions were used to determine the fair value of the options granted to Ms. Arnold and Messrs. Conrades, Darden, Finn, Francis, Gerbig, Kenny, Losh, McCoy, Notebaert, O’Halleran, Raisbeck and Walter and Dr. Spaulding: expected option life: 7 years; dividend yield: 0.55% to 0.79%; risk-free interest rate: 4.12% to 4.78%; and expected volatility: 27%. The grant date fair value per share for options granted on November 7, 2007 was $19.97 per share. At June 30, 2008, the aggregate number of option awards outstanding and held by each director was as follows: Ms. Arnold — 6,905; Mr. Conrades—36,393; Mr. Darden—13,972; Mr. Finn—37,374; Mr. Francis—10,484; Mr. Gerbig—30,168; Mr. Kenny—7,011; Mr. Losh—241,839; Mr. McCoy—37,374; Mr. Notebaert—36,393; Mr. O’Halleran—34,704; Mr. Raisbeck—28,329; Dr. Spaulding—28,320; and Mr. M. Walter—24,452.

(3)

The amounts included in the column are all “gross ups” or other amounts reimbursed during the fiscal year for the payment of taxes. The aggregate value of perquisites and other personal benefits or property paid to the director is less than $10,000, and therefore no value is included in the table with respect to perquisites or other personal benefits.

(4)	Includes the annual equity award and the equity award grant upon initially being appointed or elected to the Board, as discussed above.

(5)

Mr. Gerbig continued to serve as a director until the 2007 annual meeting of shareholders, held on November 7, 2007. Mr. Gerbig informed us in August 2007 that he would not stand for re-election when his term expired at the 2007 annual meeting.

(6)

During fiscal 2005, we entered into an employment agreement with Mr. Losh pursuant to which we agreed to employ Mr. Losh as Chief Financial Officer on an interim basis commencing in July 2004 and ending in May 2005. As compensation for the services rendered thereunder, Mr. Losh received an option to purchase 210,000 shares at an exercise price of $44.00 per share, the closing price of the common shares on July 27, 2004. The option became exercisable in full on July 27, 2007.

(7)

Mr. M. Walter resigned as a director in January 2008. On November 7, 2007, Mr. M. Walter received an RSU award with a grant date fair value of $42,013 and an option award with a grant date fair value of $77,244. These awards were forfeited by Mr. M. Walter upon his resignation in January 2008. As a result, the values included in the table reflect the amounts we expensed for financial reporting purposes during fiscal 2008 (without regard to estimates of forfeitures related to service-based vesting) excluding these awards forfeited by Mr. M. Walter.

FUTURE SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal for inclusion in the proxy statement and form of proxy relating to our 2009 annual meeting of shareholders under Exchange Act Rule 14a-8 is advised that the proposal must be received by us at our principal executive offices not later than the close of business (5:00 p.m. Eastern Time) on June 3, 2009 and sent to the attention of our Corporate Secretary, facsimile number (614) 757-5051. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

A shareholder who intends to present a nomination for election to the Board of Directors or a proposal for other business at our 2009 annual meeting of shareholders (without the inclusion of that proposal in our proxy statement and form of proxy pursuant to Exchange Act Rule 14a-8) must comply with the notice requirements set forth in our Restated Code of Regulations as amended and such business must otherwise be a proper matter for shareholder action. In such event, the shareholder must deliver proper written notice to our Corporate Secretary at our principal executive office not later than the close of business on the 70th day nor earlier than the close of business on the 130th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, written notice of nominations or proposals for other business for the 2009 annual meeting must be delivered to our Corporate Secretary at our principal executive office no later than August 27, 2009 and no earlier than June 28, 2009. If the date of the 2009 annual meeting is more than 30 days before or more than 60 days after November 5, 2009, written notice must be delivered not earlier than the close of business on the 130th day prior to the 2009 annual meeting and not later than the close of business on the later of the 70th day prior to the 2009 annual meeting or the 10th day following the day on which public announcement of the date of the 2009 annual meeting is first made by Cardinal Health.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by us. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Cardinal Health in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by us with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse these persons for reasonable expenses incurred in connection therewith.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-5222. We will promptly deliver a separate copy (free of charge) upon request. If shareholders at the same mailing address are currently receiving multiple copies proxy statements, and wish to receive a single proxy statement, they may write to the address or call the number listed above.

By Order of the Board of Directors.

May 18, 2009

/s/ Stephen T. Falk

STEPHEN T. FALK, Corporate Secretary

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on June 23, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/cah • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposal 1.

		For	Against	Abstain	+
1.	Proposal to approve a proposed stock option exchange program under which eligible Cardinal Health employees would be able to exchange certain options for a lesser number of new options.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Cardinal Health

Special Meeting of Shareholders

June 23, 2009 at 2:00 pm Local Time

7000 Cardinal Place, Dublin, OH 43017

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held on June 23, 2009:

This proxy statement is also available on Cardinal Health’s website at

www.cardinalhealth.com/proxymaterials

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Cardinal Health

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder signator(s) hereby appoints R. Kerry Clark, Craig S. Morford and Jeffrey W. Henderson, and each of them, the attorneys and proxies with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the shareholder signator(s) at the close of business on May 15, 2009, at the special meeting of shareholders to be held on June 23, 2009, or any postponements or adjournments thereof, with all the powers the shareholder signator(s) would possess if then and there personally present.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING